LEASE made as of May 15, 2006, between 250 PHILLIPS ASSOCIATES L.L.C., a New Jersey limited liability company, having an office c/o Trillium Realty Agency, Inc., 83 Princeton Avenue, Suite 3C, Hopewell, NJ 08525, together with its successors and assigns (“Landlord”) and ANTARES PHARMA, INC., a Delaware corporation with offices at 707 Eagleview Boulevard, Suite 414, Exton, PA 19341, together with its successors and assigns (“Tenant”).

WITNESSETH:

WHEREAS, Landlord is the owner of that certain condominium unit located in Princeton Crossroads Corporate Center, Ewing Township, Mercer County, NJ, which is described in Schedule “A” hereto, together with an undivided 45.86 percentage interest in the Common Elements located on Lot 6 in Block 225.01 (the “Land”), commonly known by the street address 250 Phillips Boulevard, West Trenton, NJ 08628 (the “Building”); and

WHEREAS, Tenant desires to lease from Landlord, and Landlord is willing to lease to Tenant certain premises in the Building upon all of the terms and conditions of this Lease;

NOW THEREFORE, in consideration of the rents and agreements set forth herein, and intending to be legally bound hereby, Landlord and Tenant agree as follows:

ARTICLE 1. Reference Data.

1.1. Any reference in this Lease to the following terms shall incorporate therein the data defining such term as set forth in this Section:

PREMISES:	Seven thousand two hundred eighty-two (7,282) rentable square feet in the Building. A floor plan of the Premises is appended as Exhibit “A” hereto.

TENANT’S PERCENTAGE:	Seventeen and sixty-one hundredths percent (17.61%).

TERM:

The initial term (the “Term”) of this Lease shall be sixty-six (66) Lease Months (as defined hereinafter), commencing at 12:00 a.m. on the Commencement Date and expiring at 11:59 p.m. on the Expiration Date. As used herein, the term “Lease Month” means each calendar month during the Term (and if the Commencement Date does not occur on the first day of a calendar month, the period from the Commencement Date to the first day of the next calendar month shall be included in the first Lease Month; provided, however, if the Commencement Date is not the first day of a calendar month, Fixed Rent for the number of days between the Commencement Date and the first day of the next calendar month shall be prorated at the Fixed Rent rate payable during the seventh Lease Month and shall be paid to Landlord at the time that the Fixed Rent payment for the seventh Lease Month is due).

COMMENCEMENT DATE:

The earlier to occur of: (a) the seventh (7th) day after the date when the Premises are substantially completed in accordance with the terms of the Lease, less the number of Tenant Delay Days or (b) the date of actual occupancy of the Premises by Tenant for operation of its business. Landlord will utilize its commercially reasonable efforts to substantially complete the Premises by August 1, 2006, subject to force majeure and Tenant Delays.

RENT COMMENCEMENT DATE:	The first day of the seventh (7th) Lease Month following the Commencement Date.

EXPIRATION DATE:	11:59 p.m. on the last day of the sixty-sixth (66th) Lease Month following the Commencement Date.

RENEWAL TERM:	One five (5) year period.

EXPANSION OPTION:	Tenant shall have an expansion option with respect to contiguous space as set forth in Article 2.

FIXED RENT:

Lease Months	Annual Fixed Rent	Monthly Fixed Rent

7 – 18	$84,000.00	$7,000,00

19 – 30	$91,000.00	$7,583.33

31 - 66	$101,948.00	$8,495.67

PERMITTED USES:	General, executive and administrative offices and laboratory use to the extent permitted under the Declaration and under applicable Legal Requirements.

Tenant shall not, so long as that certain restriction between Mercer Ferry Realty Corporation (Landlord’s predecessor in interest) and Educational Testing Service dated October 1, 1985 and recorded on October 4, 1985 in Vol. 2310 page 652 of the Records of the Mercer County Clerk’s Office (the “ETS Restriction”) shall remain in effect, use or permit the use of the Premises for the coaching or preparation of individuals to take standardized training, aptitude, or intelligence tests (except for minor uses incidental to other primary business uses of Tenant).

TENANT N.A.I.C.S. AND S.I.C. NOS.:	325412 and 339112; 2834 and 3841

BROKER:	Trillium Realty Agency, Inc. for Landlord; Mercer Oak Realty, LLC and The Flynn Company for Tenant.

SECURITY:	$18,836.00

ELECTRICITY:	Direct.

1.2. Each reference in this Lease to any of the terms set forth in Section 1.1 shall be construed to incorporate the reference data included therein. Other terms are defined in Exhibits “B-1” and “B-2” hereto.

ARTICLE 2. Demise; Term; Work Agreement; Expansion Option.

2.1. Landlord hereby leases to Tenant, and Tenant hereby hires from Landlord for the Term, the Premises described in Section 1.1, together with the non-exclusive right to use the sidewalks, driveways, parking areas and other areas appurtenant to the Building, as well as the Common Elements and Common Facilities of the Business Center, in common with Landlord and other tenants of the Business Center, subject however, to the Permitted Encumbrances set forth in Schedule “B” hereto. The Term and the Commencement Date are each set forth in Section 1.1.

2.2. Landlord shall prepare the Premises for Tenant’s occupancy in accordance with the Work Agreement attached hereto as Exhibit “D”.

2.3. Tenant will have a right of first opportunity (the “Opportunity Right”) to lease the approximately 11,174 square foot space adjacent to the Demised Premises in the Building (such space is hereinafter referred to as “New Space”), as depicted on Exhibit A-1, on the following terms and conditions:

(a) Tenant’s Opportunity Right will be conditioned upon and subject to (i) no then existing Default by Tenant beyond any applicable notice and cure period under the Lease, and (ii) Landlord determining in its sole but reasonable discretion, that Tenant’s financial condition or credit worthiness has not materially deteriorated since the date of this Lease. The Opportunity Right will be assignable by Tenant to any permitted assignee of this Lease.

(b) Landlord will give Tenant written notice (“Offer Notice”) of the terms and conditions upon which a bona fide third party is interested in leasing all or a portion of the New Space if Landlord intends to lease such New Space, or a portion thereof, on such terms and conditions, except that, notwithstanding the foregoing or anything to the contrary in any Offer Notice, (i) Tenant shall pay Fixed Rent for the term of the Lease for the New Space at the Prevailing Rental Rate (as defined in, and determined in accordance with, paragraph 33.1); (ii) if the expiration date for the term of the proposed lease for the New Space or portion thereof (the “New Space Expiration Date”), as set forth in the Offer Notice is subsequent to the Expiration Date, then and in such event (x) the expiration date for the Lease for the New Space, or the portion thereof, as the case may be, shall be the New Space Expiration Date, and (y) Tenant shall have the option, to be exercised in writing simultaneously when it accepts the terms specified in the Offer Notice, as revised herein, to extend the Expiration Date of this Lease to the New Space Expiration Date, it being agreed that from the period commencing upon the Expiration Date until the New Space Expiration Date, the Lease shall be upon the same terms and provisions provided herein except that Tenant shall pay Fixed Rent for such period at the Prevailing Rental Rate; and (iii) the balance of the terms of the Lease for the New Space or portion thereof, as the case may be, shall substantially be as set forth in this Lease but without any additional renewal rights unless they are specified in the Offer Notice. Once Tenant elects to accept the offer, it shall be bound to lease the New Space or the portion thereof so offered upon the terms in the Offer Notice, as modified herein, notwithstanding the fact that the Prevailing Rental Rate may not yet have been determined, and Tenant shall pay the Fixed Rent that was specified in the Offer Notice until such determination is made. If, based upon the final determination of the Prevailing Rental Rate, the Fixed Rent paid by Tenant was greater or less than the Prevailing Rental Rate, the amount of such excess shall be refunded by Landlord to Tenant or the amount of such underpayment shall be paid by Tenant to Landlord, as the case may be, within ten (10) days of such determination. After Tenant has received the Offer Notice, Tenant will have ten (10) days to notify Landlord in writing of Tenant’s determination to lease the New Space, or a portion thereof so offered, on the terms and conditions set forth in the Offer Notice, as revised herein. If Tenant accepts the terms of the Offer Notice, Landlord and Tenant will consummate an amendment to this Lease, effective as of the date the New Space (or relevant portion thereof) is to be included in the Premises, upon the terms set forth in the Offer Notice, as revised herein, and, to the extent not inconsistent with the Offer Notice terms (as revised herein), the terms of this Lease.

(c) If Tenant does not elect to accept the offer contained in the Offer Notice, as revised herein, within the applicable time period, Landlord will be entitled to lease the New Space or a portion thereof so offered on terms not materially different than those set forth in the Offer Notice with the party specified in the Offer Notice. If such lease is not consummated within one hundred fifty (150) days after the date of such Offer Notice, Tenant’s Opportunity Right with respect thereto will revive, and the provisions of this Section 2.3 will again be applicable. Upon Landlord’s leasing the New Space or a portion thereof so offered to the third party specified in such Offer Notice within such one hundred fifty (150) day period on such terms and conditions as are not materially different than in the Offer Notice, Tenant’s Opportunity Right with respect to the lease of such New Space or a portion thereof so offered will terminate and Tenant, if requested by Landlord, will execute an amendment to this Lease terminating all of Tenant’s rights pursuant to this paragraph with respect to such New Space or a portion thereof so offered.

(d) If, following Tenant’s rejection of the Offer Notice, Landlord wishes to lease such New Space or a portion thereof so offered on materially different terms than the terms specified in the Offer Notice, Landlord will notify Tenant of such change in terms (“Change Notice”). Tenant will then have ten (10) days from receipt of the Change Notice to notify Landlord in writing of Tenant’s election to lease such New Space or a portion thereof so offered on the terms and conditions contained in the Change Notice (as modified pursuant to Section 2.3(b)), which election will have the same effect with regard to the rights of Landlord and Tenant as the acceptance or rejection of the Offer Notice.

(e) As used in this Section 2.3, the phrase “materially different” shall mean terms materially different and/or a rent of more than five percent (5%) below the rent specified in the Offer Notice.

ARTICLE 3. Fixed Rent; Additional Rent

3.1. Tenant shall pay all annual Fixed Rent due under the Lease from and after the Rent Commencement Date and all Additional Rent (as hereinafter defined) due under this Lease from and after the Commencement Date. All monthly installments of Fixed Rent shall be payable in advance on the first day of each and every calendar month throughout the Term commencing on the Rent Commencement Date. Any Fixed Rent or Additional Rent payable for one or more full calendar months in a partial Operating Year at the beginning or end of the Term shall be equitably prorated.

3.2. Fixed Rent and Additional Rent shall be payable at the offices of the Managing Agent, or at such other place as Landlord may designate by notice to Tenant, in lawful money of the United States, by unendorsed check drawn to Landlord’s order on a United States bank or financial institution having an office in the State or in the State of New York.

3.3. Tenant agrees to pay as additional rent (“Additional Rent”) all Tax Payments, Expense and Assessment Payments, and all other costs and expenses (including all Fees-And-Costs), which Tenant has assumed or agreed to pay to Landlord pursuant to this Lease. Unless otherwise expressly provided, Tenant shall pay all Additional Rent to Landlord fifteen (15) days after notice to Tenant. Landlord shall have the same rights and remedies to terminate this Lease and/or to recover possession of the Premises for Tenant’s failure to pay Additional Rent in accordance with the preceding sentence as for Tenant’s failure to pay Fixed Rent, subject to any applicable notice and cure periods.

3.4. Except as otherwise expressly provided to the contrary herein, Tenant shall pay all Fixed Rent and Additional Rent promptly when due and payable, without notice or demand, and without offset, deduction, credit, abatement, or counterclaim of any kind or for any reason whatsoever. If Tenant fails to pay any installment of Fixed Rent or any amount of Additional Rent for more than five (5) business days after the same is due, Tenant shall pay interest thereon at the Interest Rate from the date due through the date of payment.

3.5. If Tenant fails to make any payment whatsoever required by this Lease (other than Fixed Rent or Additional Rent), or if Tenant fails to keep or perform any other term of this Lease after the expiration of any applicable notice and cure period(s), or if this Lease provides in any case that Landlord may take certain actions at Tenant’s expense, Landlord may (but shall not be obligated to), make any such payment and/or take such action as Landlord deems reasonably necessary or desirable to perform and fulfill such term, covenant, condition or provision. Tenant agrees to reimburse Landlord, within fifteen (15) business days after notice by Landlord, for all amounts reasonably paid or incurred by Landlord (including all Fees-And-Costs, if any), together with interest on each such amount at the Interest Rate from the date such payment shall be made or such amounts shall be paid or incurred by Landlord.

3.6. In addition to any other remedies provided herein, in the event that any installed of Rent or payment of additional rent is more than ten (10) calendar days overdue, then a “late charge” of 4% of the amount(s) so overdue may be charged by Landlord for each month or part thereof that the same remains overdue. This charge will be deemed compensation to Landlord for the inconvenience and expenses of policing and processing late payment(s) and will be in addition to and not in lien of any other remedy Landlord may have under the circumstances and in addition to any reasonable fees and charges of any agents or attorneys Landlord may employ in the event of any default hereunder, whether authorized herein or by law. At the option of Landlord, any such late charge, if not previously paid, will be added to and become part of the next succeeding payment of Rent to be made hereunder.

ARTICLE 4. Tax Payment.

4.1. Tenant shall pay Landlord, as Additional Rent for each Tax Year (or portion thereof) occurring during the Term an amount (the “Tax Payment”) equal to Tenant’s Percentage of all Taxes for such Tax Year. The Tax Payment shall be payable in four (4) equal quarterly installments on the thirtieth (30th) day before each such installment is due.

4.2. Landlord shall furnish Tenant with a written statement of the Tax Payment due with respect to each Tax Year (each such statement, a “Tax Statement”), together with a copy of the applicable tax bills, or equivalent documentation. If Landlord issues a Tax Statement after the beginning of the applicable Tax Year, then until such Tax Statement is rendered, Tenant shall pay the Tax Payment for such Tax Year in four (4) equal quarterly installments based upon the most recent Tax Statement rendered to Tenant; and within thirty (30) days after receiving a new Tax Statement, Tenant shall receive a credit against subsequent payments under this Article 4 in an amount equal to any overpayment or shall pay Landlord the amount of any shortfall for such Tax Year. If the Taxes for any Tax Year change or are abated by the taxing authorities, whether during or after such Tax Year, Landlord shall give Tenant a revised Tax Statement for such Tax Year; and Tenant’s Tax Payment for such Tax Year shall be adjusted or credited, as appropriate, in accordance with this Section, or promptly refunded to Tenant with respect to any abatement. Landlord’s delay in rendering a Tax Statement with respect to any Tax Year shall not prejudice Landlord’s right thereafter to render a Tax Statement with respect to that (or any later) Tax Year, provided that such Tax Statement is rendered to Tenant within nine (9) months subsequent to the end of the applicable Tax Year. The rights and obligations of Landlord and Tenant under this Article shall survive expiration of the Term or other termination of this Lease.

4.3. If at any time, Taxes are required to be paid in annual, semi-annual, or other installments, or on any date or dates other than as presently required, whether such Taxes are required to be paid to any Government Entity or to be paid to a lender or ground lessor in escrow pursuant to a mortgage or ground lease of the Property then, at Landlord’s option, the Tax Payments shall be correspondingly rescheduled so that Tenant’s Tax Payments are due not earlier than thirty (30) days before such payments are due (except that with respect to any escrow of Taxes required under any mortgage or ground lease, payments into such escrow shall not be required to be made more often than quarterly). A Tax Payment covering any fiscal period that includes a period before the Commencement Date or after the Expiration Date shall be apportioned between Landlord and Tenant on a per diem basis. Subject to Landlord’s rights to defer the payment of all or a portion of Taxes due in connection with tax reduction proceedings or similar proceedings, Landlord covenants to pay all Taxes on or before the date the same become delinquent and to provide Tenant with evidence of payment within fifteen (15) business days after Tenant’s written request therefor.

4.4. “Taxes” shall be calculated giving effect to any discount actually received by Landlord for, or on account of, the Landlord’s early payment of Taxes.

4.5. Tenant waives all rights to protest or appeal the appraised value of the Premises and/or the Building, and all rights to receive notices of reappraisement. Notwithstanding the foregoing, Tenant may request, at any time during the Term (but not more than one time during each Tax Year) that Landlord appeal the appraised value of the Building. In the event Landlord prosecutes such tax appeal based upon Tenant’s request, and the tax appeal is unsuccessful, Tenant shall pay Landlord its Fees-and-Costs associated with the tax appeal as Additional Rent and such Fees-and-Costs shall not be included as part of Taxes; if the tax appeal is successful, the Fees-and-Costs thereof shall be included as part of Taxes. In no event shall Tenant’s right to request the filing of a tax appeal grant Tenant any other rights relating to such appeal. If Landlord shall receive a reduction or refund in connection with such tax appeal which relates to any year for which Tenant has paid Tenant’s Tax Payment, the amount of such reduction or refund shall be subtracted from Taxes payable or paid by Landlord for such year and proper reimbursement shall be made by Landlord to Tenant promptly after Landlord receives or is credited with such refund or reduction.

ARTICLE 5. Expense and Assessment Payment.

5.1. Tenant shall pay Landlord, as Additional Rent for each Operating Year (or any portion thereof), an amount equal to Tenant’s Percentage of all Expenses for each Operating Year plus an additional amount, equal to Tenant’s Percentage of all Assessments for each Operating Year in accordance with the provisions of this Article (such amounts shall be collectively referred to in this Lease as the “Expense and Assessment Payment”).

5.2. Landlord shall give Tenant a written statement for each Operating Year no later than ninety (90) days after the commencement of such Operating Year, setting forth Landlord’s reasonable estimate of Tenant’s Expense and Assessment Payment for such Operating Year (“Landlord’s Estimate”). Tenant shall pay Landlord an amount equal to one-twelfth (1/12) of Landlord’s Estimate on the first day of each and every month during the Operating Year. If Landlord delivers Landlord’s Estimate after an Operating Year begins then, until the first day of the month after the month in which Tenant receives Landlord’s Estimate, Tenant shall pay Landlord an amount equal to the monthly sums payable by Tenant under this Section for the last month of the preceding Operating Year; and on the first day of the month following the month in which Tenant receives Landlord’s Estimate (provided Tenant has received at least ten (10) business days notice), and monthly thereafter for the balance of such Operating Year, Tenant shall pay Landlord an amount equal to one-twelfth (1/12) of Landlord’s Estimate. If Tenant’s previous payments for the Operating Year were more or less than the amounts that Tenant should have paid pursuant to Landlord’s Estimate, Tenant shall pay any underpayment within thirty (30) days after receiving Landlord’s Estimate or Landlord shall credit any overpayment against subsequent payments under this Article 5.

5.3. Landlord shall endeavor to provide Tenant, on or about the date which is four (4) months subsequent to the end of each Operating Year, with a reasonably detailed written statement (the “Expense and Assessment Statement”) prepared by the Managing Agent setting forth the Expenses and Assessments for the preceding Operating Year and the balance of the Expense and Assessment Payment, if any, due from Tenant for such Operating Year. If Tenant’s payments under Section 6.2 were greater than the Expense and Assessment Payment for such Operating Year, Landlord shall pay Tenant the excess within thirty (30) days after delivery of the Expense and Assessment Statement. If Tenant’s prior payments were less than the Expense and Assessment Payment for such Operating Year, Tenant shall pay Landlord the deficiency within thirty (30) days after receipt of the Expense and Assessment Statement. Any credit or refund under this Section shall include interest thereon at the Interest Rate from the date of such overpayment or underpayment, as applicable. Landlord’s delay in rendering an Expense and Assessment Statement with respect to any Operating Year shall not prejudice Landlord’s right thereafter to render an Expense and Assessment Statement with respect to that (or any other) Operating Year, provided said Expense and Assessment statement is rendered to Tenant within nine (9) months subsequent to the end of the applicable Operating Year. The rights and obligations of Landlord and Tenant under this Article shall survive expiration of the Term or other termination of this Lease.

5.4. If the Commencement Date is other than the first day of an Operating Year, or if the Expiration Date is a day other than the last day of an Operating Year, the Expense and Assessment Payment for such partial year shall be adjusted on a per diem basis to reflect the number of days in the Operating Year actually within the Term.

5.5. Each Expense and Assessment Statement shall be conclusive and binding upon Tenant unless within ninety (90) days after receipt thereof Tenant notifies Landlord that Tenant disputes the correctness of such Expense and Assessment Statement, specifying the particular respects in which the same Expense and Assessment Statement is allegedly incorrect. Pending the determination of any such dispute, Tenant shall make all payments in accordance with the disputed statement without prejudice to Tenant’s position.

5.6. Landlord agrees to keep detailed records accurately documenting Expenses and Assessments. Tenant shall have the right of access to Landlord’s books and records relating to Expenses and Assessments for the most recent Operating Year on reasonable notice, and Tenant may photocopy or cause same to be photocopied at Tenant’s sole cost and expense. Further, Tenant may cause such books and records to be audited (but not more frequently than yearly), at reasonable times, upon ten (10) days advance written notice; provided such audit shall take place during normal business hours at Landlord’s office and the results of such audit shall be delivered to Landlord within ninety (90) days following such audit request. Any such audit shall be conducted at Tenant’s sole cost and expense unless such audit shall demonstrate that Expenses and Assessments have been overstated by more than five percent (5%), in which event the cost of such audit shall be borne by Landlord and any overpayment previously made by Tenant shall be promptly reimbursed by Landlord with interest thereon at the Interest Rate from the date of such overpayment.

5.7 Landlord’s estimate for the Expense and Assessment Payment and Tax Payment for 2006 was $7.97 per square foot.

ARTICLE 6. Electricity.

6.1. Tenant shall obtain and pay for Tenant’s separate supply of electric current and gas energy by direct application to and arrangement with, the public utility companies servicing the Property. Notwithstanding the foregoing, Landlord shall have the option to furnish electric current and gas energy to the Premises (including the supply of electric current and gas energy to the Premises (including the supply of electric current and gas energy required to operate the HVAC Units servicing the Premises)) on a check-metering basis. If Landlord elects to furnish electric current and/or gas energy to the Premises on a check-metering basis, then Landlord may install one or more check-meters at its expense and Tenant shall pay, within fifteen (15) days after delivery by Landlord of statements therefor, all charges for such electric current and/or gas energy used or consumed in the Premises by Tenant and registered by such meter(s), provided that Tenant shall not be charged more than the rates it would be charged for the same services if furnished directly to the Premises by such public utility.

6.2. The electrical conduit, feeders and wiring serving the Premises (exclusive of any special Tenant requirements) shall allow for an electrical demand load of six (6) watts per rentable square foot for lighting and power (exclusive of electricity consumed by the HVAC Units servicing the Premises). Tenant’s use of electric current in the Premises shall not exceed the capacity of any electrical conductors and equipment in or otherwise serving the Premises. Tenant shall not, without the prior consent of Landlord, make or perform or permit any alteration to wiring installations or other electrical facilities or to any other facilities for the supply of electric current located in or serving the Premises. If Landlord grants such consent, all additional conduit, feeders and wiring and other equipment or other facilities required therefor shall be provided and/or installed by Landlord and the reasonable cost thereof shall be paid by Tenant as Additional Rent within fifteen (15) days after demand therefor.

6.3. Except as may be specifically provided herein, Landlord shall not be liable to Tenant for any reduction in service, failure, or defect in the supply or character of electric current furnished to the Premises where such reduction in service, failure, or defect is required by Legal Requirements or results from any requirement, act or omission of the public utility supplying electricity to the Property, or for any other reason whatsoever other than as a result of the negligence or wrongful acts or omissions of Landlord, Landlord’s Affiliates or Property Employees.

ARTICLE 7. Use and Occupancy.

7.1. The Premises may only be used for the uses described in Section 1.1 and for no other use.

7.2. Tenant shall not: create a public or private nuisance or cause any waste of the Premises, or permit rubbish or trash to accumulate in the Premises; use or permit the use of the Premises for any hazardous purpose or for any uses prohibited by the Declaration or in violation of any certificate of occupancy for the Premises or do anything (or permit anything to be done) which would result in a change of Tenant’s Permitted Use; and/or impair or interfere with any services furnished to other tenants of the Property, or the maintenance of the Property or the Business Center.

7.3. Landlord warrants and represents that, as of the date of this Lease, to the best of its knowledge; the Premises may be legally used under all Legal Requirements for the Permitted Uses. Landlord warrants and represents that the Premises is not situated on Lot 12 of the Project (as defined in the Declaration).

ARTICLE 8. Compliance with Legal Requirements; Environmental Compliance.

8.1. Landlord warrants and represents that, to the best of its knowledge, as of the Commencement Date, the Premises will be in substantial compliance with all Legal Requirements relating to the use, condition and occupancy of the Premises including (but not limited to) the American with Disabilities Act, and all rules, orders, regulations and requirements of the board of fire underwriters of insurance service office, or any similar body having jurisdiction over the Premises. Landlord represents that, to the best of its knowledge, no Hazardous Substances or health hazards exist in the Building or on the Property. Prior to the Commencement Date, if Tenant is then in possession of the Premises, and at all times during the Term, Tenant, at Tenant’s sole cost and expense, shall promptly comply with all present and future Legal Requirements and all other orders, rules and regulations of any Government Entity which shall impose any violation, order or duty upon Tenant with respect to the Premises or with respect to the use or manner of use of the Premises, whether or not any such Legal Requirement shall necessitate alterations or improvements or interfere with the use or enjoyment of the Premises; provided, however, that Tenant shall not be required to make capital or structural alterations or improvements to the Premises in order to comply with Legal Requirements, all of which shall be the responsibility of Landlord, unless the necessity therefor arises as a result of Tenant’s manner of use of the Premises for other than office or laboratory use. Tenant shall also procure, pay for and maintain all permits, approvals, licenses and other authorizations needed for the conduct of Tenant’s business in the Premises and shall provide true and complete copies thereof upon demand by Landlord.

8.2. At all times during the Term, Tenant shall (a) at its sole expense, fulfill, observe and comply with, and keep the Premises in compliance with any and all Environmental Laws; (b) not generate, store, manufacture, refine, transport, treat, dispose or otherwise permit to be present on or about the Premises any Hazardous Substances in violation of Legal Requirements; (c) give immediate notice to Landlord if Tenant receives any notice of the occurrence or existence of an Environmental Condition and/or Environmental Claim.

8.3. If Tenant fails to comply with any of the requirements of this Article 8, Landlord shall, after first giving Tenant at least twenty (20) days prior written notice, have the right (but not the obligation) to exercise any of its rights as provided in this Lease and Landlord or its representatives may enter onto the Premises and take any actions Landlord deems necessary or advisable to investigate, clean up, remove, resolve or minimize the impact of, or otherwise address, an Environmental Condition, and/or Environmental Claim upon Landlord’s receipt of notice from any person, entity or other source of same. All costs and expenses incurred by Landlord in the exercise of any such rights shall be paid by Tenant as Additional Rent.

8.4. Without limitation upon any other event that may constitute a default on the part of Tenant under this Lease, the occurrence of any of the following events shall constitute a Default on the part of Tenant under this Lease, entitling Landlord to all of the rights and remedies provided therefor:

(a) If Tenant fails or refuses to provide Landlord with prompt notice of an Environmental Condition and/or Environmental Claim of which Tenant is aware; or

(b) If any person or entity asserts or creates a lien upon the Building, Land and/or the Premises or any portion thereof by reason of the occurrence of an Environmental Condition and/or Environmental Claim resulting solely or partly as a result of the act or omission of Tenant and said lien is not released or bonded within thirty (30) days after written notice to Tenant (or such shorter time period as is required to avoid a default under Landlord’s Mortgage); provided, however, the occurrence of an Environmental Claim shall not constitute a Default if, within ten (10) business days of receipt of notice of the occurrence giving rise to the Environmental Claim: (1) Tenant has commenced and is diligently pursuing either: (i) a cure or correction of the event which constitutes the basis for the Environmental Claim and continues diligently to pursue such cure or correction to completion; or (ii) legal proceedings preventing such governmental entity or entities from asserting such Environmental Claim; and (2) Tenant has posted a bond, letter of credit, or other security satisfactory in form, substance and amount to Landlord to secure the proper and complete cure or correction of the event which constitutes the basis for the Environmental Claim.

8.5. Tenant shall permit any representatives of Landlord (including agents, servants, employees, legal counsel, environmental consultants and engineers) access upon reasonable advance notice to Tenant during normal business hours, or during other hours either by agreement of the parties or in the event of any emergency related to Environmental Laws, to: (a) permit any of such parties to examine, audit, copy or make extracts from, any and all books, records and documents in possession of Tenant, its agents, representatives, environmental consultants, or independent contractors relating to Tenant’s compliance with Environmental Laws; (b) inspect the Premises, and/or (c) perform any work at the Premises to assure that the Premises are in compliance with all Environmental Laws.

8.6. In the event that either the N.A.I.C.S. number or the operations and processes undertaken by Tenant or any occupant of the Premises are to change, Tenant shall provide not less than ten (10) days notice to Landlord prior to implementing such change.

8.7. At no expense to the Landlord, Tenant promptly shall provide all information reasonably requested by Landlord or any federal, state or local governmental entity regarding any Environmental Laws and promptly shall sign reasonable related affidavits and submissions when requested to do so by Landlord or any federal, state or local governmental entity. In the event an affidavit or submission is inaccurate or incomplete, Tenant shall cooperate and provide such information so that it can be made accurate and complete, at which time Tenant promptly shall sign same.

8.8. Tenant, at its sole cost and expense, shall comply with the Industrial Site Recovery Act, N.J.S.A. 13:K-6 et seq. (“ISRA”) as applicable to Tenant, the Premises and/or the business conducted therein, including but not limited to, making all submissions and providing all information to the DEP and otherwise complying with all requirements of ISRA.

8.9. Tenant represents and warrants to Landlord that Tenant intends to use the Premises for the Permitted Use, and that Tenant’s use of the Premises shall be restricted to the N.A.I.C.S. and S.I.C. numbers set forth in Article 1 unless Tenant obtains Landlord’s prior written consent to any change, which consent may be unreasonably withheld in Landlord’s sole discretion if Tenant proposes a change to the Permitted Use, but which consent shall not be unreasonably withheld, delayed or conditioned if the proposed change does not affect the Permitted Use.

8.10. Each and every provision of this Article 8 shall survive the expiration or earlier termination of the Term of this Lease, regardless of the reason for such termination, it being agreed and acknowledged that the parties would not have entered into this Lease but for the provisions of this Article 8 and the survival thereof. Tenant’s failure to abide by the terms of this Article 8 shall be restrainable by injunction.

8.11. Notwithstanding anything to the contrary herein, Tenant shall not be responsible or liable for, and Landlord shall indemnify Tenant and hold Tenant harmless from any cost, liability or expense arising from, any damages, losses, liabilities, obligations, penalties, claims, litigations, demands, defenses, judgments, suits, proceedings, costs, or expenses with respect to the presence, generation, storage, maintenance, use, discharge, release, spillage or disposal of any Hazardous Substances on, in, under or affecting all or any portion of the Premises, Building, Property or any surrounding areas (i) that was not caused by the actions or omissions of Tenant or Tenant’s agents, contractors, employees or invitees and/or (ii) that occurred or were present on the Premises, Building, Property or surrounding areas prior to the Commencement Date.

8.12 Tenant shall indemnify Landlord and hold Landlord harmless from any cost, liability or expense arising from, any damages, losses, liabilities, obligations, penalties, claims, litigations, demands, defenses, judgments, suits, proceedings, costs, or expenses with respect to the presence, generation, storage, maintenance, use, discharge, release, spillage or disposal of any Hazardous Substances on, in, under or affecting all or any portion of the Premises, Building, Property or any surrounding areas that was caused by the actions or omissions of Tenant or Tenant’s agents, contractors, employees or invitees.

ARTICLE 9. Alterations and Installations.

9.1. Tenant shall not commence any Alteration without Landlord’s prior written consent. Any portion of any Alteration or other work affecting the roof of the Building shall be performed by Aetna Roofing or other roofing contractor selected by Landlord; provided, however, that Tenant shall have no liability or responsibility for any work performed by Aetna Roofing or such other roofing contractor selected by Landlord.

9.2. Landlord will not unreasonably withhold nor delay its consent to an Alteration except, however, to any Alteration which in Landlord’s reasonable opinion will: alter or adversely affect any portion of the structure, facade, roof, or foundation of the Building or adversely affect the building systems; detract from the use or character of the Property; require amendment of any certificate of occupancy for the Property; or materially and adversely interfere with the use or occupancy of any other tenant of the Property. Landlord may reasonably impose, as a condition to the granting of its consent to any Alteration (including any made pursuant to paragraph 6.2), with respect to which Landlord may withhold its consent under this Section 9.2, that Tenant remove such Alteration at the end of the Term and Restore the Premises to its condition immediately prior to the making of such Alteration, as required pursuant to Section 10.2. Landlord may elect by notice to Tenant delivered at any time prior to the Expiration Date, to waive Tenant’s obligation to remove such Alteration and Restore the Premises, as aforesaid and to require that such Alteration remain a part of the Premises demised hereunder.

9.3. Tenant shall cause all plans and specifications for a proposed Alteration to be prepared at Tenant’s expense (by a licensed architect or engineer if required as a condition to the procuring of any permit or other approval required by applicable Legal Requirements and otherwise by a competent designer or draftsperson) and shall submit the same to Landlord for Landlord’s written approval and, if required under the Declaration for the approval of the Development Committee; provided, however, that Landlord’s or said Committee’s approval (if given) shall not imply that the Alteration is properly designed or complies with Legal Requirements.

9.4. With respect to every Alteration: Tenant shall procure or cause to be procured all permits, approvals, consents, licenses required by applicable Legal Requirements; Tenant shall undertake and complete all work in connection with the Alteration expeditiously and in a good and workmanlike manner; each Alteration when completed will conform to the plans and specifications approved by Landlord; Tenant shall provide to Landlord “as built” plans showing any Alterations as actually constructed by Tenant; Tenant shall employ only contractors approved by Landlord in writing (such approval not to be unreasonably withheld, delayed or conditioned) and any contractor employed by Tenant (and all subcontractors) shall agree to use only such labor as will not result in, or threaten to result in, jurisdictional disputes, work stoppages, picketing, boycotts or strikes or which shall cause labor strife with other workers employed at the Property or at the Business Center; Tenant shall carry (and will cause its contractors and sub-contractors to carry) all Alterations Insurance coverages described in Exhibit C hereto; Tenant shall reimburse Landlord for the reasonable cost of review by architects and/or engineers, field inspection, coordination, and other reasonable out-of-pocket costs of Landlord with respect to such Alteration, not to exceed $2,000 per Alteration.

9.5. No Lien for any labor, materials, or other services or things furnished to Tenant shall attach to Landlord’s estate or interest in the Property and no consent by Landlord to any Alteration shall be construed as a consent on the part of the Landlord to subject the Premises or the Property to any liability or obligation under the New Jersey Construction Lien Law. Tenant agrees to discharge (or bond over and release of record), at Tenant’s expense every Lien filed against the Premises and/or the Property for work claimed to have been done for or materials claimed to have been furnished to Tenant, within thirty (30) days after written notice from Landlord.

9.6. Notwithstanding anything to the contrary contained herein, Tenant shall not be required to obtain Landlord’s consent, to submit plans and specifications or to obtain Landlord’s approval of plans and specifications for (x) the making or installation of any Decorations or (y) the addition or relocation of convenience electrical outlets, or telephone or computer jacks.

9.7. Notwithstanding anything to the contrary contained herein, Landlord acknowledges and agrees that Tenant may, during the Term, opt to convert a portion of the Premises into laboratory space (the “Laboratory Alteration”), which would include penetration of the roof of the Building for standard laboratory/pharmaceutical hood(s), and Landlord shall not unreasonably withhold, condition or delay its consent to the Laboratory Alteration. The performance of the Laboratory Alteration shall conform to all requirements for Alterations set forth in this Article 9.

ARTICLE 10. Fixtures and Equipment; Tenant’s Property.

10.1. All furniture, fixtures, equipment, installations, alterations, improvements, substitutions, betterments, additions and appurtenances attached to or built into the Premises on the Commencement Date or at any time during the Term and all Alterations made and installed upon or in the Premises by Landlord either at Landlord’s expense or with respect to which Landlord has granted Tenant a credit or allowance (including, without limitation, all Landlord’s Work and any Tenant’s Work with respect to which a credit or allowance has been granted by Landlord) shall be Landlord’s property and shall remain upon the Premises (and be surrendered by Tenant) at the end of the Term.

10.2. All Alterations made and installed upon or in the Premises (whether by Landlord or Tenant) which are “fixtures” or which are of a permanent nature and which cannot be removed without material damage to the Property shall, unless Landlord has conditioned its approval of such Alteration on Tenant’s removal thereof at the end of the Term pursuant to Article 9.2, become Landlord’s property and shall remain upon (and be surrendered) with the Premises at the end of the Term or upon any earlier cancellation or termination of this Lease.

10.3. All furniture, furnishings and trade fixtures furnished or installed by Tenant or at Tenant’s expense (including, without limitation, all raised flooring, all business machines and equipment, freestanding counters, screens, freestanding partitions, freestanding cabinets, all freestanding lighting fixtures and equipment and freestanding drinking fountains) and any other property of Tenant shall be and remain property of Tenant (all of such property, “Tenant’s Property”) which Tenant must remove on or before the Expiration Date. If any Alterations or other property which Tenant may or must remove under this Article are not removed on or before the Expiration Date, Landlord may at any time thereafter upon five (5) business days’ notice to Tenant remove and dispose of the same at Tenant’s expense. Tenant shall be responsible for the cost of repairing any damage caused by such removal unless such damage results from the negligence of Landlord, its agents or contractors.

10.4. Tenant shall provide Landlord, upon written request, with photocopies of all bills, invoices, and records relating to Alterations costing more than five thousand dollars ($5,000) in each instance within a reasonable time after the completion of such Alterations. Upon written request, Tenant shall also provide Landlord with all manuals and other instructional materials in Tenant’s possession pertaining to any equipment or machinery installed by Tenant in the Premises.

10.5. Tenant shall, at its sole cost and expense, be responsible for leaving the Premises in broom clean status at the end of the Term or earlier termination of this Lease, normal wear and tear excepted.

ARTICLE 11. Maintenance and Repairs.

11.1. Landlord shall keep and maintain in good order, condition and repair the roof and roof membrane, the exterior and load bearing walls (excluding the interior of all walls, doors and door frames), window glass, the foundation, and all Building systems other than those for which Tenant is responsible pursuant to Section 11.2, and the exterior areas of the Property, including any storm drainage and any telephone, utility and sewer lines serving the Premises and other portions of the Building in good order, condition and repair, the cost of all of which shall be an Expense. In addition, Landlord shall be obligated, at its expense, to make any of the repairs, which, under the provisions of Section 11.2, are Tenant’s obligation to make and perform if and when the necessity for such repairs results from the acts or omissions of Landlord, Landlord’s Affiliates or Property Employees.

11.2. Tenant shall be responsible for the maintenance and repair of the interior of the Premises and for the keeping of the interior of Premises, and all non-load bearing partitions, interior doors, doorframes, window and window frames, fixtures, equipment, electrical, plumbing and mechanical systems within the Premises and that serve Tenant exclusively and all telephone, utility and sewer lines within the Premises and that serve Tenant exclusively, which are installed by, or at the direction of, Tenant in the Premises or the Property, as applicable in good order, condition and repair, and clean, orderly, sanitary and safe, unless such maintenance or repairs result from the acts or omissions of Landlord or Landlord’s Affiliates or the Property Employees, in which case such maintenance or repairs shall be the responsibility of Landlord.

11.3. If Tenant fails to maintain or make any repairs required to be made by Tenant under this Article 11 after thirty (30) days’ prior written notice from Landlord, or to commence and diligently prosecute such repairs if the same cannot be completed within such thirty (30) days, Landlord may perform such maintenance or repairs at Tenant’s expense and collect the cost thereof from Tenant upon twenty (20) days’ written notice, as Additional Rent.

11.4. Notwithstanding anything to the contrary contained in this Lease, Landlord shall not be obligated or required to maintain, or to make any repairs, replacements or improvements to the Common Areas, Common Elements and Common Facilities of the Business Center, all of which are the Association’s responsibility to maintain, repair and replace, pursuant to the Declaration. Landlord shall enforce Landlord’s rights under the Declaration with respect to any breaches of the Association’s obligations thereunder.

ARTICLE 12. Required Insurance.

12.1. In this Lease “Required Insurance” means the insurance coverages specified in Exhibit “C”. At Tenant’s sole expense, Tenant shall secure and maintain all Required Insurance at all times during the Term.

12.2. All policies of Required Insurance shall be issued by an insurance company rated “A” or better by A.M. Best Company, Inc. and having a Financial Size category of “XIV” or better and licensed to do business in the State. Each insurance policy obtained by Tenant shall provide that the same shall not be cancelled except after thirty (30) days’ prior written notice to Landlord. Certificates of insurance or, if required by Landlord or the holder of any Senior Encumbrance, certified copies or duplicate originals of the original insurance policies, together with reasonably satisfactory evidence of payment of the premiums therefor, shall be delivered to Landlord and to the holder of any Senior Encumbrance on or before the Commencement Date.

12.3. The commercial general liability insurance policy obtained by Tenant under this Article 12 shall name Landlord, the Association and, at Landlord’s request, any mortgagee or ground lessor of the Property as additional insureds, as their interests may appear. Tenant and Landlord shall cooperate with each other and with the holders of any Senior Encumbrances in connection with collection of insurance proceeds.

12.4. Tenant shall not secure separate insurance concurrent in form or contributing in the event of loss with any policy of Required Insurance. Tenant may maintain the insurance coverages required hereunder in the form of a blanket policy covering other locations in addition to the Premises; provided, however, that Tenant must provide Landlord with a certificate of insurance specifically naming the location of the Premises. Tenant shall not do or permit to be done any act or thing upon the Premises that will invalidate any insurance policy or be in conflict with any Insurance Requirements, or increase the rate of fire insurance applicable to the Property. Tenant shall reimburse Landlord, as Additional Rent not later than fifteen (15) days after demand, for all increases of Landlord’s insurance premiums resulting from violations of Tenant’s obligations under this Section

12.5. Landlord shall maintain at all times during the Term fire and extended coverage insurance covering the Building (including, without limitation, all fixtures which are included in the basic construction of the Building) in the minimum amount sufficient to prevent Landlord from being a co-insurer under its policies of insurance and public liability and “all-risk” property damage insurance in an amount customary for properties similar to the Property and in no less than the full replacement cost of the Building. Landlord shall obtain commercial general liability insurance with respect to liability for death, bodily injury and property damage resulting from the ownership, use, occupancy and maintenance of the common areas of the Property in the amount of not less than Three Million Dollars ($3,000,000.00) combined single limit, with a reasonable self-insured retention or deductible amount and with contractual liability coverage for Landlord’s indemnity obligation to Tenant under this Lease.

12.6. All policies of insurance carried by Landlord and Tenant shall include a waiver by the insurer of all rights of subrogation against Landlord and Landlord’s Affiliates and the Association, in the case of insurance carried by Tenant, and Tenant and Tenant’s Affiliates in the case of insurance carried by Landlord, in connection with any loss or damage thereby insured against. Landlord and Tenant hereby release each other from any claims, losses, liability or Damage, whether or not caused by the negligence of the other, due to hazards covered by (or which would have been covered by, but for the failure of Landlord or Tenant to obtain, the insurance required hereunder) policies containing such a waiver of subrogation (or required to have such a waiver). If the release of either Landlord or Tenant or any other party in this Section contravenes any law respecting exculpatory agreements, the party purportedly released hereunder shall not be released; but such party’s liability shall be secondary to that of the other party’s insurer.

ARTICLE 13. Damage and Restoration.

13.1. Tenant shall promptly notify Landlord of any Damage to the Premises. If all or any portion of the Building or the Premises shall be Damaged or rendered untenantable by fire, the elements, or other casualty, Landlord shall give Tenant a reasonable estimate of the time needed to restore the Building or Premises, as the case may be (the “Repair Estimate”), and if this Lease is not terminated pursuant to the provisions of this Article, Landlord shall proceed with due diligence to repair the damage to the roof, the roof membrane, the exterior and load bearing walls (excluding the interior of all walls and the exterior and interior of all doors, door frames), the foundation, the structural floor slab and other structural elements of the Building, the building systems and the Landlord Work, at Landlord’s sole cost and expense, subject to force majeure and other delays reasonably beyond the control of Landlord. Landlord shall not be responsible for the repair of any Damage to, or replacement or Restoration of, Tenant’s inventory, trade fixtures, furniture, furnishings and equipment and any other items of Tenant’s Property or of any leasehold improvements installed in the Premises by Tenant. If this Lease is not terminated pursuant to the provisions of this Article, all repairs required by reason of Damage other than those which it is Landlord’s responsibility under this Section to make, including the replacement of Tenant’s inventory, trade fixtures, furniture, furnishings and equipment, and any other items of Tenant’s Property, shall be performed promptly by Tenant with due diligence, at its sole cost and expense, in accordance with all terms of this Lease and with due diligence, subject to force majeure and other delays reasonably beyond the control of Tenant.

13.2. If, as a result of such Damage the Premises is rendered untenantable or if the Building is so damaged that either Tenant is deprived of reasonable access to the Premises or the Repair Estimate is more than one hundred twenty (120) days, then either party may, not later than sixty (60) days following date of such Damage, give the other party a notice in writing terminating this Lease. If either party elects to terminate this Lease as aforesaid, the Term shall expire upon the sixtieth (60th) day after such notice is given as if such date were the Expiration Date and Tenant shall thereupon vacate the Premises and surrender the same to Landlord in accordance with all provisions of this Lease.

13.3. If Landlord elects or is obligated to Restore the Building under this Article and has not substantially completed such Restoration within the lesser of (i) one hundred eighty (180) days after the date of such Damage or (ii) the Repair Estimate, then Tenant may terminate this Lease by written notice to Landlord such notice to be delivered within thirty (30) days of the end of the applicable time period. In the event a termination notice is delivered by Tenant, such notice will be effective on the tenth (10th) day after delivery by Tenant.

13.4. Notwithstanding any provision to the contrary in this Article, if the Premises are damaged or rendered untenable to the extent of twenty-five percent (25%) or more during the last year of the Term, then either Tenant or Landlord may, not later than thirty (30) days following date of such Damage, give the other a notice in writing terminating this Lease. If either party shall elect to terminate this Lease under the provisions of this Section the Term shall expire upon the thirtieth (30th) day after such notice is given as if such date were the Expiration Date and Tenant shall thereupon vacate the Premises and surrender the same to Landlord in accordance with all provisions of the Lease.

13.5. In any case in which all or a part of the Premises become unusable by Tenant as a result of fire, the elements or other casualty, Tenant shall be entitled to an abatement of Rents from the date of such Damage to the date when the Premises have been substantially Restored. Such abatement shall be in direct proportion to the ratio of the usable area of the Premises rendered unusable as a result of such Damage to the total usable area of the Premises.

13.6. This Article shall be considered an express agreement governing any case of Damage to the Premises and any provisions of the Legal Requirements of the State of New Jersey which conflict with the provisions set forth herein are hereby waived by Tenant. Without limiting the foregoing, Tenant hereby expressly waives the benefit of New Jersey Statutes Annotated, Title 46, Chapter 8, Sections 6 and 7 and any successor statute.

ARTICLE 14. Condemnation.

14.1. If the entire Premises is condemned, this Lease shall terminate on the date Tenant is required to yield possession thereof to the Condemning Government Entity. If only a portion of the Premises is Condemned, this Lease shall terminate solely as to the portion so taken on the date Tenant is required to yield possession thereof to the Condemning Government Entity. Landlord shall Restore the portion of the Property and/or the Premises not Condemned so that it may be legally occupied by Tenant and all Rents shall be reduced in direct proportion to the ratio that the usable area of the Premises so taken bears to the total usable area of the Premises. If twenty-five percent (25%) or more of the Building is Condemned as aforesaid (whether or not the Premises, or any portion thereof, is Condemned), or if parking spaces on the Property are substantially reduced by such Condemnation, and Landlord does not deem it reasonably feasible to Restore the Building or replace such parking spaces with other parking spaces on the portion of the Property not Condemned, then Landlord may elect to terminate this Lease as of the date on which possession thereof is required to be yielded to the condemning Government Entity, by giving notice of such election within sixty (60) days after such date. If Landlord elects to terminate this Lease as aforesaid, the Term shall expire upon the sixtieth (60th) day after such notice is given as if such date were the Expiration Date and Tenant shall thereupon vacate the Premises and surrender the same to Landlord in accordance with all provisions of this Lease.

14.2. If all or any part of the Premises is Condemned during the Term for a period not exceeding twelve (12) months, this Lease shall continue in full force and effect. However, in such event, Tenant shall be entitled to the entire award, compensation or damages for such temporary Condemnation. In the event the temporary Condemnation relates to a period, a portion of which is included within the Term and a portion of which is not, Tenant shall only be entitled to the portion of the award that relates to the portion of the temporary Condemnation occurring during the Term. A temporary Condemnation of all or part of the Premises for a period in excess of twelve (12) months shall be deemed to be (to the extent thereof) a permanent Condemnation.

14.3. In the event of any permanent Condemnation of all or any portion of the Property, whether or not this Lease shall be terminated by virtue thereof, Landlord shall be entitled to receive the entire award and compensation, without deduction for any estate vested in Tenant by this Lease (or any value attributable thereto) and Tenant agrees to execute and file any and all applications and documents necessary or desirable to facilitate Landlord’s collection of any such award and compensation. Nothing contained in this Article shall be deemed to prevent Tenant from making a separate claim in any Condemnation proceeding for the unamortized cost of any fixtures or Alterations paid for by Tenant (other than Landlord’s Work pursuant to Exhibit “D”); for moving expenses; and for any loss of business, but only if such award shall be made by the Government Entity in addition to, and shall not result in a reduction of the award received by, Landlord.

14.4. Landlord shall have no liability for any loss, damage or inconvenience arising out of any Condemnation of the Common Areas, Common Elements or the Common Facilities of the Business Center; provided, however, that if access to the Property is denied by virtue of such Condemnation for a period in excess of one (1) month, Tenant may terminate this Lease as though the Premises had been permanently condemned.

14.5. Notwithstanding anything set forth herein, if part of the Premises is Condemned, which will result in undue hardship or material interference, in Tenant’s judgment reasonably exercised (it being agreed that a Condemnation of 10% or more of the Premises would result in undue hardship or material interference), in the conduct of Tenant’s business operations in the Premises, or if, by reason of the Condemnation, Tenant no longer has reasonable means of access to the Premises and Landlord fails to provide an alternate means of access within thirty (30) days from such Condemnation, Tenant may terminate this Lease by notice to Landlord given not less than thirty-one (31) nor more than ninety (90) days following the date of such Condemnation. If Tenant so notifies Landlord, this Lease shall terminate and the Term shall end and expire upon the thirtieth (30th) day following the giving of such notice and Tenant shall have no further obligation or liability under this Lease except as expressly provided herein.

14.6. In any case where, as a result of Condemnation, the Premises or any portion thereof becomes unusable by Tenant, Tenant shall be entitled to an abatement of Rents from the date when the Premises becomes unusable to the date when the Premises have been substantially Restored or the Lease is terminated, as the case may be. Such abatement shall be in direct proportion to the ratio of the usable area of the Premises so rendered unusable to the total usable area of the Premises.

ARTICLE 15. Building Services.

15.1. Tenant shall maintain and repair the heating, air-conditioning and ventilation units (the “HVAC Units”) that are located within the Premises, servicing, exclusively, the Premises to distribute heating, ventilation and air conditioning to the Premises. Tenant shall keep unobstructed all vents, intakes, outlets and grills of the HVAC distribution system and shall comply with and observe all regulations and requirements reasonably prescribed by Landlord for the functioning of the HVAC system.

15.2. Landlord shall furnish water to the Premises 24 hours per day, 365 days per year for ordinary lavatory, cafeteria, drinking, and office cleaning purposes. If Tenant uses unusual quantities of water for any other purpose, Tenant shall pay Landlord, as Additional Rent, Landlord’s actual cost for any further supply of water, when and as Landlord receives bills for water consumed, and for sewer rents and all other rents and charges based upon Tenant’s consumption of water in excess of normal lavatory, drinking, and office cleaning purposes, as Additional Rent. At Landlord’s election, Landlord may install and maintain, at Landlord’s expense, a water meter to register such unusual consumption of water.

15.3. Landlord shall furnish rubbish removal services as required (in contradistinction to janitorial services and Premises cleaning, which shall be arranged and paid for directly by Tenant) and shall maintain and repair, as required, the exterior areas of the Property and, in connection therewith, furnish landscaping and snow removal services. Landlord shall maintain and keep in good order and repair the Building’s dumpster area and the fence and landscaping surrounding said dumpster area. Landlord shall provide janitorial service for the hallways and bathrooms in the South wing of the Building (which includes the hallways and bathrooms adjacent to the Premises), the cost of which shall be included as an Expense.

15.4. All services other than as provided pursuant to Section 15.1, 15.2 or 15.3 to be provided to, or which shall be necessary for the conduct of, Tenant’s operations within the Premises, including, without limitation and for purposes of illustration, the furnishing of electric current and gas energy (subject, however, to the provisions of Article 6 of this Lease), telephone, janitorial, cleaning, security and any other utility or service which Tenant shall deem necessary or desirable, shall be separately arranged, metered, maintained and paid for by Tenant. Tenant’s utilities shall be separately metered, where possible, and all costs of any utilities not separately metered shall be Additional Rent. Landlord shall not provide cleaning services to any portion of the Premises. Tenant, at its sole cost and expense, shall cause the Premises to be kept clean and in a good and orderly condition as befits similar buildings in the county where the Property is situated. In the event Tenant shall employ a contractor to provide any services to the Premises, such contractor (and any subcontractors) shall agree to employ only such labor as will not result in jurisdictional disputes or strikes. Tenant shall inform Landlord of the names of any contractor or subcontractor Tenant proposes to use in the Premises at least fifteen (15) days prior to the beginning of work by such contractor or subcontractors.

15.5. Landlord reserves the right to stop or interrupt any of the services required to be provided under this Lease and the use of any other facilities, at such times as shall be required by reason of accidents or emergencies, strikes, making of necessary repairs, alterations or improvements, inability to secure a proper supply of fuel, steam, water, electricity, labor or supplies, or any other similar or dissimilar causes whatsoever beyond Landlord’s reasonable control, and not related to Landlord’s, Landlord’s Affiliates’ or the Property Employees’ negligence or tortious conduct.

15.6. If Tenant desires that Landlord provide the services described in Sections 15.1, 15.2, or 15.3 in quantities in excess of the amounts which Landlord has agreed to furnish, or at times other than which Landlord is required to furnish such services, Landlord will directly charge Tenant for such excess or overtime services at market rates.

15.7 Landlord warrants that all HVAC (which consists of rooftop units serving all tenant spaces with appropriate air handlers, VAV boxes and controllers) and mechanical plumbing are in good working order as of the Commencement Date of this Lease and, as part of the Expenses, Landlord will maintain these systems.

ARTICLE 16. Rules and Regulations.

16.1. Tenant shall observe and comply with all rules and regulations applicable to the Property reasonably promulgated by Landlord from time to time (the “Rules and Regulations”) and with all other reasonable rules and regulations adopted by the Association as such rules and regulations may be amended from time to time. Landlord shall provide Tenant, from time to time, with true and complete copies of all Rules and Regulations. Landlord shall apply the Rules and Regulations in good faith and without discrimination against Tenant and any other tenant of the Property. The terms, covenants, conditions, and provisions of this Lease shall govern in the event of any conflict or inconsistency between this Lease and Landlord’s Rules and Regulations.

16.2. Neither Landlord, Tenant nor the Association shall be liable for the non-compliance by any other tenant, occupant, or Owner of the Business Center with the Rules and Regulations. Landlord covenants that any enforcement of the Rules and Regulations by Landlord shall be in a non-discriminatory manner.

ARTICLE 17. Landlord’s Access to Premises; Related Matters.

17.1. Tenant shall permit Landlord to erect, use and maintain pipes, ducts and conduits in and through the Premises, provided the same are installed adjacent to or concealed behind the walls and ceilings of the Premises. Landlord shall be allowed to bring into the Premises, upon reasonable advance notice to Tenant (except in the case of an emergency), all necessary materials, equipment, tools, and supplies to be used for any work permitted or required under this Lease; and, so long as Tenant’s business operations are not materially or unreasonably interrupted, except as otherwise provided herein, Rents shall not abate while said repairs or alterations are being made. Landlord shall use reasonable efforts to minimize interference with Tenant’s business operations in the Premises.

17.2. Landlord shall at all times have a key to unlock all of the doors in and about the Premises. No additional locks, other devices or systems, which would restrict access to the Premises, shall be placed upon any doors without the prior consent of the Landlord which consent shall not be unreasonably withheld or delayed (provided however that Tenant shall provide to Landlord keys or other means of access with respect to all such locks or systems). Landlord may enter the Premises on Business Days during Business Hours on reasonable advance notice, but at any time in case of emergency (and by force, if necessary, in such event), to exhibit the Premises in connection with any prospective sale, lease or financing; to inspect the Premises and/or to perform any maintenance; or to make any repairs, alterations, or improvements which Landlord deems necessary or which are otherwise permitted or required under this Lease. Landlord shall use reasonable efforts to minimize interference with Tenant’s business operations in the Premises.

ARTICLE 18. Subordination; Estoppel Certificates; Attornment.

18.1. Landlord represents that it is the owner of the Premises, that the Premises are not subject to any ground or other underlying or superior leases, and that the only holder of a Mortgage affecting the Premises as of the date of this Lease is Commerce Bank, N.A. (“Current Mortgagee”). This Lease and the leasehold estate created hereby are now and shall hereafter be subject and subordinate in every respect to all Senior Encumbrances. This subordination shall be self-operative; however, if and whenever requested by Landlord or the holder of any Senior Encumbrance, Tenant shall execute and deliver promptly a certificate or instrument in the lender’s standard form (in recordable form, if required) reasonably requested to evidence such subordination. Notwithstanding the foregoing, this Lease shall not be subject and subordinated to a future Senior Encumbrance unless the holder of such future Senior Encumbrance executes and delivers to Tenant a Non-Disturbance Agreement (as defined in paragraph 18.7).

18.2. Upon request of any future fee owner or the holder of any Senior Encumbrance who succeeds to the rights of Landlord hereunder (any such Person is referred to in this Section as a “New Landlord”), and provided that such New Landlord has executed and delivered a Non-Disturbance Agreement to Tenant, Tenant shall attorn to and recognize each New Landlord as “Landlord” under this Lease; and Tenant shall promptly execute and deliver an instrument which each New Landlord may reasonably request to evidence such attornment. Upon such attornment, this Lease shall continue in full force and effect as, or as if it were, a direct lease between New Landlord and Tenant; except, however, that any New Landlord (if not Landlord, an Affiliate of Landlord, or a nominee or designee of Landlord) shall not: be liable for any previous act or omission of Landlord under the Lease, or any claim which shall have previously accrued to Tenant against any prior Landlord (except that Tenant shall have the right to enforce performance by the New Landlord of any covenant or obligation of Landlord under the Lease that is of a continuing nature and that in fact continues after New Landlord acquires title to Landlord’s interest hereunder); or be bound by any prepayment to any prior Landlord of more than one month’s Fixed Rent; or be subject to any offsets, abatements, claims, defenses, or counterclaims which Tenant may have against any prior Landlord (excepting however, any offsets or abatements expressly set forth in this Lease).

18.3. Upon the request of a party (in this Section 18.3, the “Requesting Party”) from time to time, the other party (the “Certifying Party”) shall, within ten (10) business days of receipt of said written notice or request deliver to the Requesting Party a written statement (each such, an “Estoppel Certificate”) certifying that, to the extent accurate: there are no agreements other than the Lease (and no amendments, modifications, extensions, or other revisions of the Lease) in effect between Tenant and Landlord (or any other Person) with respect to the Premises, to the best of the Certifying Party’s knowledge, such party has no setoff claim, demand or cause of action against the Requesting Party; to the best of the Certifying Party’s knowledge, the Requesting Party is not in default in the performance of any of its obligations under the Lease; and the Certifying Party has not given any notice of default to the Requesting Party; and that the Certifying Party’s N.A.I.C.S. number or classification has not changed. In each Estoppel Certificate the Certifying Party shall certify, also, the amount of Fixed Rent then payable under the Lease, the amounts (and elements) of Additional Rent then payable, and the dates to which Tenant has paid the same.

18.4. If the holder of any Senior Encumbrance requests insubstantial modifications in this Lease as a condition to approval of any financing or refinancing of the Land and/or the Building, Tenant will not unreasonably withhold or delay making any such modifications so long as they do not adversely affect Tenant’s rights and/or obligations under this Lease.

18.5. Tenant will pay no Fixed Rent under this Lease more than thirty (30) days in advance of its due date.

18.6. Tenant will not seek to terminate the Lease by reason of any default of Landlord without prior written notice thereof to the holder of any Mortgage encumbering the Premises (provided Landlord has given written notice to Tenant of such holder’s name and notice address) (“Lender”) and the lapse thereafter of such time as under the Lease was offered to Landlord in which to remedy the default; provided, however, that with respect to any default of Landlord under the Lease which cannot be remedied within such time, if Lender commences to cure such default within such time and thereafter diligently proceeds with such efforts and pursues the same to completion, Lender shall have such time as is reasonably necessary to complete curing such default, not to exceed sixty (60) days. Notwithstanding the foregoing, (i) in the event either Lender or Landlord do not cure or commence curing such default within the time provided to Landlord under the Lease and the nature of the default threatens Tenant’s ability to conduct its daily business or threatens to materially or adversely damage tenant’s property located on the Leased Premises, or (ii) in the event that the termination right Tenant seeks to exercise is pursuant to paragraph 2.4 of the Work Agreement attached as Exhibit “D” to the Lease, Tenant shall be permitted to exercise its rights under the Lease and/or Work Agreement.

18.7. Landlord shall cause the Current Mortgagee to execute and deliver to Tenant a non-disturbance agreement substantially in the form annexed hereto as Exhibit F, and otherwise in recordable form (each a “Non-Disturbance Agreement”) within sixty (60) days of the complete execution of this Lease. Further, Landlord shall exert commercially reasonable efforts to cause any future holders of any Senior Encumbrance to execute and deliver to Tenant a Non-Disturbance Agreement within sixty (60) days of the closing of any such loan evidencing the Senior Encumbrance (or the execution of the ground lease, if the Senior Encumbrance is a ground lease).

ARTICLE 19. Inability to Perform.

19.1. Unless otherwise provided specifically to the contrary in this Lease, this Lease and Tenant’s obligations to pay Rent and perform all of Tenant’s other covenants, agreements, terms, provisions and conditions hereunder shall not be affected, impaired or excused because Landlord is unable to fulfill any of Landlord’s obligations or is unable to furnish or is delayed in furnishing any work or service whatsoever expressly or impliedly to be furnished, or is unable to make or is delayed in making any repairs.

ARTICLE 20. Surrender of Premises.

20.1. Upon the expiration of the Term or any earlier termination of this Lease, Tenant shall quit and surrender to Landlord the Premises, broom clean, in the same condition as on the Commencement Date, excepting Alterations performed by Tenant in accordance with Article 10 which Tenant was not required to remove pursuant to the provisions of Section 10.2 and excepting also ordinary wear and tear and Damage and any damage caused by Landlord, Landlord’s Affiliates or Property Employees. This Section shall survive the expiration of the Term or any earlier termination of this Lease.

20.2. If Tenant remains in possession of the Premises after the expiration or termination of this Lease without the express written consent of Landlord (which consent shall refer specifically to this Section 20.2), the parties recognize and agree that the damage to Landlord will be substantial, will exceed the amount of monthly Fixed Rent and Additional Rent theretofore payable hereunder and will be impossible to measure accurately. Tenant, therefore, shall be deemed to be occupying the Premises as a tenant from month-to-month, at a monthly rental payable in advance on the first day of each month, equal to (i) one hundred fifty percent (150%) of the Fixed Rent and Additional Rent payable during the last month of the Term for the first three (3) months of any such holdover, and (ii) two hundred percent (200%) thereafter, subject to all of the other terms of this Lease insofar as the same are applicable to a month-to-month tenancy. Nothing herein contained shall be deemed to permit Tenant to remain in possession of the Premises after the expiration or sooner termination of the term of this Lease; provided, however, if Landlord has not entered into a Lease or firm commitment to Lease or a contract of sale that requires Landlord to deliver the Premises to a new tenant or contract purchaser on or before ninety (90) days subsequent to the Expiration Date, and Tenant is not in Default, as is permitted by this paragraph, then and in such events Tenant shall be permitted to hold over for up to ninety (90) days subsequent to the Expiration Date as a tenant from month-to-month, at one hundred fifty percent (150%) of the Fixed Rent payable during the last month of the Term; further provided, however, that should Tenant remain in possession subsequent to such date, Tenant shall be liable to Landlord for damages suffered by Landlord, if any, as a result of such holding over.

ARTICLE 21. Assignment, Mortgaging, Subletting, etc.

21.1. Except as otherwise expressly provided in this Article, Tenant shall not, without obtaining the prior written consent of Landlord which consent shall not be unreasonably withheld or delayed, in each instance:

(a) assign or otherwise transfer this Lease or any part of Tenant’s right, title or interest therein;

(b) sublet all or any part of the Premises or allow all or any part of the Premises to be used or occupied by any other Persons; or

(c) mortgage, pledge or otherwise encumber this Lease, Tenant’s leasehold or the Premises.

Any assignment or sublet not made in compliance with the provisions of this Article 21 shall be void and of no force or effect.

21.2. Landlord’s consent shall not be required with respect to a sublease or assignment by Tenant to a parent, subsidiary or affiliate of Tenant or to an assignment of this Lease to a corporation into (or with) which Tenant is merged or consolidated or to any Person to which substantially all of Tenant’s assets are transferred, provided that (a) such merger, consolidation, or transfer of assets is for a business purpose and not a device for the transfer of Tenant’s interest in this Lease; (b) the assignee or successor entity in any such merger, consolidation or transfer of assets has a net worth not materially less than Tenant’s net worth (x) as of the date hereof, or (y) as of the date of such merger, consolidation or transfer, as evidenced by financial statements prepared and certified by independent certified public accountants.

For the purpose of this Section 21.2, a “subsidiary” or “affiliate” of Tenant shall mean the following:

(c) An “affiliate” shall mean any Person, which, directly or indirectly, controls or is controlled by or is under common control with Tenant.

(d) A “subsidiary” shall mean any business entity the majority of whose ownership interests shall, at the time, be owned directly or indirectly by Tenant.

21.3. Any assignment, whether made with Landlord’s consent to the extent required pursuant to Section 21.1 or without Landlord’s consent pursuant to Section 21.2, shall not be effective, and shall be void as against Landlord, unless and until:

(a) the assignee shall execute, acknowledge and deliver to Landlord an agreement, in form and substance reasonably satisfactory to Landlord, under which (i) assignee assumes the obligations and performance of this Lease and agrees to be bound by all of the covenants, agreements, terms, provisions and conditions hereby on the part of Tenant to be performed or observed on and after the effective date of any such assignment; and (ii) the assignor agrees that the provisions of this Article shall continue to be binding upon it in the future, notwithstanding the assignment or other transfer; and

(b) in the case of an assignment pursuant to Section 21.2 in connection with a merger, consolidation or transfer of assets as described therein, Tenant or its successor shall have delivered to Landlord financial statements evidencing satisfaction of the net worth requirement in Section 21.2 (b), which requirement may be waived in writing by Landlord in its sole discretion; and

(c) Tenant shall have complied with Section 21.8.

21.4. Tenant covenants that, notwithstanding any assignment or transfer, Tenant shall remain fully and jointly and severally liable for the payment of all Rents due and to become due under this Lease and for the performance and observance of all of the covenants, agreements, terms, provisions and conditions of this Lease on the part of Tenant to be performed or observed. After any assignment, subletting, or other transfer permitted under Sections 21.1 or 21.2, Tenant’s liabilities and obligations under this Lease shall not be discharged, released or impaired in any respect by any agreement or stipulation made by Landlord extending the Term, or modifying any obligations contained in this Lease, or by any waiver or failure of Landlord to enforce any of Tenant’s obligations under this Lease except that, if any such agreement, stipulation or modification increases the obligations of Tenant under this Lease (including any extension of the Term beyond the Renewal Term), Tenant’s liability under this Lease shall continue to be no greater than as if such agreement, stipulation or modification had not been made.

21.5. If Tenant agrees to assign this Lease or to sublet fifty percent (50%) or more of the Premises for a period equal to the then remaining Term of this Lease (giving effect to the Renewal Term only if the option to lease the Premises for the Renewal Term has then been duly exercised) Tenant shall, prior to the effective date thereof (the “Effective Date”) deliver to Landlord executed counterparts of any such agreement and of all ancillary agreements with the proposed assignee or subtenant, as applicable. Landlord shall then have the right to terminate this Lease on the Effective Date of such assignment or sublease (with respect to the portion of the Premises proposed to be sublet, in the case of a sublease) as if it were the Expiration Date and enter into a direct lease, with Tenant’s proposed subtenant or assignee, such right to be exercised by written notice to Tenant given within thirty (30) days of the date Landlord receives executed counterparts of any sublease or assignment, provided, however, Landlord shall not have such right to terminate if the assignment or sublet is permitted pursuant to paragraph 21.2. If Landlord exercises its option under this Section 21.5, (x) all Fixed Rent shall be reduced in proportion to the rentable area of the Premises recaptured by Landlord, (y) Landlord shall without any liability whatsoever to Tenant, enter into a direct lease, with Tenant’s proposed subtenant or assignee on terms and conditions substantially similar in all material respects to those set forth in the agreement evidencing such assignment or sublease and (z) the named Tenant herein shall be released from all obligations under this Lease which accrue from and after the date of Landlord’s termination of this Lease in the case of a recapture of the entire Premises in connection with a proposed assignment of the Lease or in connection with a sublease of the entire Premises; or only from those obligations which accrue from and after the date of Landlord’s recapture of, and which pertain to, the space proposed to be sublet, in the case of a recapture of a portion of the Premises (other than those obligations which, by their terms, survive the expiration or termination of this Lease).

21.6. If Section 21.5 is inapplicable or, if Section 21.5 is applicable and Landlord does not elect to terminate this Lease (in whole or in part) under Section 21.5, Landlord shall not unreasonably withhold or delay its consent to an assignment of this Lease, or a subletting of the whole or a part of the Premises provided:

(a) Tenant shall give Landlord the name and business address of the proposed subtenant or assignee, adequate information with respect to the nature and character of the proposed subtenant’s or assignee’s business, references and current financial information as are reasonably satisfactory to Landlord, and an execution draft of the sublease or assignment agreement, all of which shall be reasonably satisfactory to Landlord;

(b) the proposed subtenant or assignee must be a reputable party whose financial net worth, credit and financial responsibility are, considering the obligations under this Lease, reasonably satisfactory to Landlord;

(c) the nature and character of the proposed subtenant or assignee and its intended use of the Premises are in keeping with the standards of the Property and do not pose an environmental risk to the Property;

(d) Tenant shall bear all costs of providing appropriate means of ingress and egress from the sublet space (or of demising the space to be subleased from the remainder of the Premises);

(e) Tenant shall have paid Landlord all reasonable Fees-And-Costs reasonably incurred by Landlord in connection with the proposed transaction;

(f) the proposed subtenant or assignee is not (w) an employment or recruitment agency; (x) school, college, university or educational institution whether or not for profit; (y) so long as the ETS Restriction shall remain in effect, engaged in the coaching or preparation of individuals to take standardized training, aptitude, or intelligence tests (except for minor uses incidental to other primary business uses of the assignee or subtenant); or (z) a Government Entity or government of any other sovereign nation (or any branch or division thereof);

(g) in the case of a subletting of a portion of the Premises that shall be physically demised from the balance of the Premises, the portion so sublet shall be regular in shape and suitable for normal renting purposes;

(h) there shall be no more than two (2) subtenants of the Premises at any time; and

(i) the proposed subtenant or assignee is not a tenant of the Building or someone actively negotiating with Landlord for space in the Building and space is available for leasing in the Building.

21.7. If Landlord has not elected to terminate this Lease (in whole or in part) under Section 21.5 or, if Landlord consents to any assignment or sublease, Tenant shall pay Landlord, as Additional Rent:

(a) in the case of each and every assignment, an amount equal to fifty percent (50%) of all sums and other considerations whatsoever paid to Tenant by the assignee for (or by reason of) such assignment and attributable to the value of the Lease (including any sums paid for the sale of Tenant’s fixtures, leasehold improvements made at Tenant’s expense, equipment, furniture, furnishings or other personal property which are in excess of the fair market value thereof if the payment of such excess sums constitutes an attempt to avoid the provisions of this Section) after first deducting the Rent and the reasonable costs incurred by Tenant in connection with such assignment for legal fees and disbursements, brokerage commissions, accounting fees and advertising costs; and

(b) in the case of each and every sublease fifty percent (50%) of all subrents and additional charges payable to Tenant by the subtenant under the sublease which exceed all Rents under this Lease accruing during the term of the sublease in respect of the subleased space (allocated in proportion to the space demised, as reasonably computed by the Managing Agent) pursuant to the terms hereof (including, any sums paid for the sale or rental of Tenant’s fixtures, leasehold improvements made at Tenant’s expense, equipment, furniture or furnishings or other personal property which are in excess of the fair market value thereof if the payment of such excess sums constitutes an attempt to avoid the provisions of this Section) after first deducting the reasonable costs incurred by Tenant in connection with such subletting for any legal fees and disbursements, brokerage commissions, accounting fees, advertising costs, reasonable costs of constructing demising walls in connection with any subletting.

Tenant shall pay Landlord all amounts due under this Section 21.7 as and when paid by the assignee or subtenant to Tenant. The provisions of this Section 21.7 shall not be applicable to any subletting or assignment made pursuant to Section 21.2.

21.8. As a condition precedent to Tenant’s assignment of the Lease or its sublet of all or part of the Premises, Tenant, at its sole cost and expense, shall have received from the NJDEP, if required, all approvals (if any) required to be obtained pursuant to ISRA. No assignment or sublease shall become effective, whether or not Landlord may have previously afforded its consent, if the terms of this Section 21.8 are not satisfied.

ARTICLE 22. Quiet Enjoyment.

22.1. Upon paying all Fixed Rent and Additional Rent promptly when due and keeping and performing the terms, covenants, conditions and provisions of this Lease, Tenant may lawfully and quietly hold and enjoy the Premises during the Term without hindrance, ejection, molestation, or interruption, subject, however, to the terms, covenants, conditions, and provisions of this Lease. Landlord shall not have the right to relocate Tenant.

22.2. Nothing in this Section shall prevent Landlord from performing alterations or repairs on other portions of the Building not leased to Tenant, nor shall performance of such alterations or repairs be construed as a breach of this covenant by Landlord. In performing such alterations or repairs Landlord shall exercise reasonable diligence to minimize interference with Tenant’s access to the Premises or Tenant’s business operations, but shall not be required to perform any maintenance, repairs, Restoration or Alterations on an overtime or premium pay basis, so long as such does not interfere unreasonably or materially with Tenant’s access to or use or occupancy of the Premises.

ARTICLE 23. Real Estate Brokers.

23.1. Each party hereby represents and warrants to the other party that it has had no dealings with any real estate brokers or sales agents in connection with the negotiation and execution of this Lease other than the Brokers named in Article 1 hereof, who shall be paid by Landlord pursuant to separate agreements.

23.2. Each party agrees to indemnify and hold the other party harmless from and against the breach, by the indemnifying party, of the representations and warranties made pursuant to Section 23.1. Each party’s indemnity shall cover all commissions, fees and expenses claimed by a real estate broker or sales agent other than the Brokers and all expenses, which the other party incurs to defend against any such claim, including all Fees-And-Costs.

ARTICLE 24. Adjacent Excavation; Shoring.

24.1. Except as otherwise provided herein, if excavation, foundation, other substructure work, or other construction work shall be made or authorized upon land adjacent to the Premises, Tenant shall afford to the Person causing (or authorized to cause) such excavation, license to enter the Premises to do such work as necessary to preserve the walls of the Building from injury or damage, and to support the same by proper foundations, without any claim for damages or indemnity against Landlord, or diminution or abatement of Rents; so long as such does not interfere unreasonably or materially with Tenant’s access to or use or occupancy of the Premises.

ARTICLE 25. Defaults; Remedies.

25.1. Each of the following events shall be a “Default” under this Lease:

(a) Tenant fails to pay any amount of Fixed Rent, when the same shall be due and such failure shall continue for ten (10) calendar days after written notice from Landlord to Tenant;

(b) Tenant fails to pay any amount of Additional Rent when the same shall be due, and such failure shall continue for ten (10) calendar days after written notice from Landlord to Tenant;

(c) Tenant fails to keep or perform any other covenant or provision of this Lease, and such failure continues for thirty (30) days after written notice from Landlord, unless such failure requires work to be performed, acts to be done, or conditions to be remedied which cannot be performed, done or remedied within such thirty (30) days, in which case the Default shall not be deemed to exist as long as Tenant duly commences and diligently and continuously prosecutes to completion all steps necessary to cure and remedy the same;

(d) Tenant admits, in writing, that Tenant is unable to pay Tenant’s debts as such become due;

(e) Tenant makes an assignment for the benefit of creditors;

(f) Tenant files a voluntary petition in bankruptcy or Tenant files any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future Legal Requirements, or Tenant seeks or consents to or acquiesces in the appointment of any trustee, receiver or liquidator of Tenant or of the Premises (or, Tenant’s interest therein) or of all or any substantial part of Tenant’s property; and

(g) if, within sixty (60) days after the commencement of any proceeding against Tenant seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future Legal Requirements, such proceeding is not dismissed; or if, within sixty (60) days after the appointment (without the consent or acquiescence of Tenant) of any trustee, receiver or liquidator of Tenant or of all or any substantial part of Tenant’s property or of the Premises (or Tenant’s interest therein), such appointment is not vacated or stayed on appeal or otherwise.

25.2. If and whenever any Default occurs, Landlord may give written notice to Tenant (the “Termination Notice”) stating that this Lease and the Term shall expire and terminate on the date specified in such Termination Notice (which date shall be not earlier than five (5) days after the giving of the Termination Notice). In such event, this Lease and the Term (and Tenant’s entire right, title, and interest therein) shall expire and terminate as if the date specified in the Termination Notice were the Expiration Date; and Tenant shall quit and surrender the Premises but shall remain liable as hereinafter provided.

Notwithstanding the foregoing provisions of this Section 25.2, Landlord will not be required to give any notice of default and no cure period shall be applicable to the failure of Tenant to observe or perform any of its agreements or obligations hereunder that are of the type (i.e., failure to pay timely the Fixed Rent) of an agreement or obligation of which, within the immediately preceding one hundred twenty (120) day period Tenant has committed two or more defaults hereunder, and about which Landlord has transmitted to Tenant two or more default notices.

25.3. If and whenever any Default occurs, or if this Lease and the Term terminate under Section 25.2, Landlord may without notice re-enter and repossess the Premises; and Tenant shall remain liable as hereinafter provided. If Landlord so re-enters, at its option, Landlord may:

(a) complete Landlord’s Work to the extent not then completed;

(b) repair and alter the Premises in such manner as Landlord may deem necessary or desirable without relieving Tenant of any liability whatsoever under this Lease; and

(c) let or relet the Premises (or any parts thereof) for the whole or any part of the remainder of the Term, or for a longer period, in Landlord’s name or as agent of Tenant, and pay and apply all rents and other sums thus collected or received as follows:

(i) first, to all reasonable costs and expenses which Landlord pays or incurs in terminating this Lease, re-entering, retaking, repossessing, repairing and/or altering the Premises, and peaceably removing all Persons and property therefrom, including all Fees-And-Costs;

(ii) second, to all reasonable costs and expenses which Landlord incurs in securing any new tenant(s) of the Premises (including such costs brokerage commissions and reasonable expenses of preparing the Premises for re-letting, and all Fees-And-Costs; and, if Landlord maintains the Premises, all reasonable costs and expenses of maintaining the Premises, including utilities); and

(iii) third, any balance then remaining on account of Tenant’s liability to Landlord under this Lease.

In no case shall re-entry by Landlord, whether under summary proceedings or otherwise, absolve or discharge Tenant from any liability whatsoever under this Lease. Landlord shall have no obligation whatsoever to relet the Premises (or any parts thereof), or to collect any rent or other sums due on any such re-letting; and Landlord’s failure to relet or to collect Rent shall not relieve Tenant of any liability whatsoever under this Lease.

25.4. Intentionally Omitted.

25.5. Nothing in this Lease shall limit or prejudice Landlord’s right to prove and obtain as liquidated damages in any bankruptcy, insolvency, receivership, reorganization or dissolution proceeding an amount equal to the maximum allowed by any applicable Legal Requirements at the time when such damages are to be proved, whether such amount is greater, equal to, or less than, the amount of damages otherwise specified in this Article. Tenant’s interest in the Lease shall not pass to any trustee, receiver, assignee for the benefit of creditors, or any other person or entity, or otherwise by operation of law under the laws of the State unless the Landlord consents in writing to such transfer.

25.6. No receipt of moneys by Landlord from Tenant after a termination of this Lease, shall reinstate, continue or extend the Term or affect any Termination Notice or other written notice previously given to Tenant, or operate as a waiver of Landlord’s right to enforce payment of Fixed Rent or Additional Rent then or subsequently becoming due, or operate as a waiver of Landlord’s right to recover possession of the Premises. If Tenant is in arrears in the payment of Fixed Rent or Additional Rent, Tenant waives its right, if any, to designate the item against which any payments made by Tenant are to be credited and Tenant agrees that Landlord may apply any payment made by Tenant to any items as Landlord may reasonably see fit, irrespective of and notwithstanding any designation or request by Tenant as to the items against which any such payment shall be credited.

25.7. In case of any such termination by summary proceedings or otherwise in the event of a Default, Tenant agrees that:

(a) The Fixed Rent and all Additional Rent required to be paid by Tenant hereunder will thereupon become due and be paid up to the time of such termination or dispossess. Tenant will also pay to Landlord, as additional rent, all of Landlord’s reasonable expenses for attorneys’ fees, brokerage commissions, all costs paid or incurred by Landlord for retaking and repossessing the Demised Premises (including the removal of persons and property therefrom), restoring the Demised Premises to good order and condition, altering and otherwise preparing the same for reletting (without regard to whether such alterations may be characterized as capital improvements), the unamortized portion of any rental concessions, Tenant fit-out or abatement (treated as if amortized over the initial Term hereof) and for all other reasonable costs and expenses incurred in securing a new tenant or tenants (all of the foregoing collectively referred to as the “Early Termination Damages”).

(b) Landlord may, at any time and from time to time, relet the Demised Premises, in whole or in part, in its own name, for a term or terms which, at Landlord’s option, may be for the remainder of the then current Term of this Lease, or for any longer or shorter period. Landlord undertakes to use reasonable efforts to relet the Demised Premises so as to mitigate damages but will not be required to prefer such reletting to any letting of other vacant space in the Building.

(c) Tenant will be obligated and agrees to pay to Landlord, upon demand, and Landlord will be entitled to recover from Tenant, the Early Termination Damages plus damages in an amount equal to the excess, if any, of (i) all Fixed Rent and all Additional Rent as would have been required to be paid by Tenant under this Lease for each calendar month had this Lease and the Term not been so terminated, over (ii) the rents, if any, collected by Landlord in respect of such calendar month pursuant to any reletting. In no event will Tenant be entitled to receive any excess of such rents over the sums payable by Tenant to Landlord hereunder. Said damages will be payable by Tenant to Landlord in monthly installments in the same manner as Fixed Rent hereunder, and no suit or action brought to collect the amount of the deficiency for any month will in any way prejudice Landlord’s right to collect the deficiency for any subsequent month by a similar proceeding.

Alternatively, Landlord may, at Landlord’s sole option, without notice and without prejudice to any other rights or remedies of Landlord hereunder or at law or in equity, recover from Tenant, in addition to the Early Termination Damages, as liquidated damages for such Default, expiration and/or dispossess, an amount equal to the difference between (i) the Fixed Rent and all additional rent reserved in this Lease from the date of such Default to the Expiration Date and (ii) the then fair market rental value of the Demised Premises for the same period, discounted to present value at a rate not more than four percent (4%) per annum. Said damages will become due and payable to Landlord immediately upon such Default of this Lease and without regard to whether this Lease be terminated or not, and if this Lease be terminated, without regard to the manner in which it is terminated.

(d) Suit or suits for the recovery of any and all such damages, or for any installments thereof, may be brought by Landlord from time to time at its election, and nothing herein contained will be deemed to require Landlord to postpone suit until the date the Term would have expired had the Lease not been terminated as provided herein or under any provision of law or had Landlord not re-entered into or upon the Demised Premises.

(e) If any statute or rule of law governing Landlord’s claim for damages will limit the amount of such claim capable of being so proved and allowed, Landlord will be entitled to prove as and for liquidated damages and have allowed an amount equal to the maximum allowed by or under any such statute or rule of law.

25.8. Tenant, for itself and all claiming through or under Tenant, including, but not limited to its creditors, upon the termination of this Lease by Landlord in accordance with the terms hereof or in the event of re-entry or recovery of possession of the Premises by process of law or otherwise, hereby waives to the fullest extent permitted by law any right of redemption provided or permitted by any statute, law or decision now or hereafter in force, and hereby waives, surrenders and gives up all rights or privileges which it or they may or might have under and by reason of any present or future law or decision to redeem the Premises or for a continuation of this Lease after having been dispossessed or ejected therefrom by process of law.

25.9. TO THE MAXIMUM EXTENT PERMITTED BY LAW, LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY LEGAL PROCEEDING BROUGHT BY EITHER AGAINST THE OTHER WITH RESPECT TO ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT OR TENANT’S USE OR OCCUPANCY OF THE PREMISES (OTHER THAN ANY SUIT FOR PERSONAL INJURY).

25.10. In event of any Default, or any threatened breach by a party of any term, covenant, condition or provision of this Lease, the other party shall be entitled to enjoin such Default or threatened breach.

25.11. Each right and remedy of a party in this Lease shall be cumulative and in addition to every other right or remedy of such party in this Lease, or now or hereafter existing at law or in equity; and the exercise (or beginning of exercise) by a party of any one or more rights or remedies shall not preclude the simultaneous or later exercise by such party of any and all other rights or remedies of such party in this Lease, or now or hereafter existing at law or in equity.

ARTICLE 26. Indemnification.

26.1. Tenant hereby agrees to indemnify Landlord and Landlord’s Affiliates and hold Landlord and Landlord’s Affiliates harmless from and against (and to pay the full amount of) all loss, liability, obligation, damage, penalty, tax, cost, claim, demand, judgment, charge, or expense (other than consequential damages) which Landlord and/or Landlord’s Affiliates may suffer, incur, or pay out, or which may be asserted against Landlord and/or Landlord’s Affiliates to the extent resulting from:

(a) any Legal Proceeding by Landlord to terminate the Lease, or any other Legal Proceeding by Landlord against Tenant, in which Landlord secures a judgment against Tenant, final beyond appeal;

(b) any Default by Tenant under the Lease (including matters involving the payment of Rent and Additional Rent);

(c) subject to the provisions of Section 12.6, any bodily injury, sickness, disease or death of or to any Person, or any Damage to or of the Premises or the Property (or to property of any other Person), resulting from any negligent or willful acts or omissions of Tenant, or Tenant’s Affiliates;

(d) any failure of Tenant to comply with Legal Requirements or Insurance Requirements (as required under this Lease and made known to Tenant by Landlord); and

(e) the storage, maintenance, use, discharge, spillage or disposal of any Hazardous Substances on, in, under or affective, any portion of the Premises or the Property by Tenant, Tenant’s Affiliates and/or Tenant’s subtenants or contractor.

Landlord hereby agrees to indemnify Tenant and Tenant’s Affiliates and hold Tenant and Tenant’s Affiliates harmless from and against (and to pay the full amount of) all loss, liability, obligation, damage, penalty, tax, cost, claim, demand, judgment, charge, or expense (other than consequential damages) which Tenant and/or Tenant’s Affiliates may suffer, incur, or pay out, or which may be asserted against Tenant and/or Tenant’s Affiliates to the extent resulting from:

(aa) any Legal Proceeding by Tenant to terminate the Lease, or any other Legal Proceeding by Tenant against Landlord, in which Tenant secures a judgment against Landlord, final beyond appeal;

(bb) any default by Landlord in the observance or performance of any obligation under the Lease;

(cc) subject to the provisions of Section 12.6, any bodily injury, sickness, disease or death of or to any Person, or any Damage to the Premises or the Property (or to property of any other Person), resulting from the negligent or willful acts or omissions of Landlord or Landlord’s Affiliates;

(dd) any failure of Landlord to comply with Legal Requirements or Insurance Requirements (as required under this Lease).

(ee) the storage, maintenance, use, discharge, spillage or disposal of any Hazardous Substances on, in, under or affective, any portion of the Premises or the Property by Landlord, Landlord’s Affiliates and/or Landlord’s subtenants or contractors.

Any reference in Sections 26.2, 26.3 and 26.4 to “the indemnifying party” shall mean the party required to indemnify and hold harmless the Persons entitled to indemnification under this Section 26.1; any reference in Sections 26.2, 26.3 and 26.4 to “the indemnified Persons” shall mean the Persons entitled to be indemnified and held harmless under this Section 26.1, as the context requires. Any reference to “loss” or “liability” in this Section shall be deemed to include, with respect to the matters described in subparagraphs (e) and (ee) hereinabove set forth, the costs and expenses incurred in connection with any investigation of site conditions or any cleanup, remediation, removal, or restoration work required by any Government Entity because of Hazardous Substances present on or about the Premises or the Property.

26.2. The indemnifying party shall defend any and all Legal Proceedings commenced against the indemnified Persons by any Person concerning any matter covered by any indemnity or obligation under Section 26.1. In such event, the indemnifying party shall deliver to the indemnified Persons copies of documents served in any Legal Proceeding and, whenever requested by the indemnified Persons, shall advise as to the status of such Legal Proceeding. If the indemnifying party fails to defend diligently any such Legal Proceeding, or if the indemnified Persons elect to defend by written notice to the indemnifying party at any time, the indemnified Persons shall have the right (but no obligation) to defend the same at such indemnifying party’s expense. The indemnifying party shall not settle any such Legal Proceeding without the indemnified Persons prior written consent, which consent shall not be unreasonably withheld or delayed.

26.3. The indemnities and obligations set forth in Sections 26.1 and 26.2 shall cover and include all reasonable Fees-And-Costs incurred by an indemnified Person in connection with any and every matter and amount referred to in Sections 26.1 and 26.2. The indemnifying party shall pay all such Fees-And-Costs to an indemnified Person within thirty (30) days after demand.

26.4. The indemnifying party shall notify each indemnified Person promptly of every Legal Proceeding or claim which may or might be covered by any indemnity under this Article 26 and/or by any insurance. The indemnifying party shall also give timely notice of such Legal Proceedings and claims to each insurer that has issued an applicable policy of insurance; and any insured claim for which an indemnifying party may be responsible may be defended by such party’s insurance carrier.

26.5. In the event of any loss, liability, obligation, damage, penalty, tax, cost, claim, demand, judgment, charge or expense results from the joint or concurrent acts or omissions of both the Tenant and Landlord, then Tenant and Landlord shall indemnify and hold each other harmless in direct proportion to each party’s respective share of liability.

ARTICLE 27. Consents and Approvals.

27.1. Landlord shall consider each request by Tenant for Landlord’s consent or approval in good faith.

27.2. If any provision of this Lease expressly or impliedly obligates Landlord not to unreasonably withhold its consent or approval, an action for declaratory judgment or specific performance will be Tenant’s sole right and remedy in any dispute as to whether Landlord has breached such obligation.

ARTICLE 28. Notices.

28.1. All notices, requests, demands, elections, consents, approvals and other communications hereunder must be in writing (each such, a “notice”) and addressed as follows (or to any other address which either party may designate by notice):

If to Landlord:

250 Phillips Associates L.L.C.
c/o Trillium Realty Agency, Inc.
83 Princeton Avenue, Suite 3C
Hopewell, NJ 08525
Attention: Mr. Paul I. McArthur

with a copy to:

Rubin, Ehrlich & Buckley, P.C.
731 Alexander Road, Building #1
Princeton, NJ 08540
Attention: Bruce Lubitz, Esq.

If to Tenant:

Antares Pharma, Inc.
250 Phillips Boulevard
West Trenton, NJ 08628
Attention: CFO

with a copy to:

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Attention: Joanne Soslow, Esq.

Any notice required or desired to be given under this Lease by either party to the other shall be deemed to have been duly given only if delivered by hand, evidenced by written receipt, or mailed by either first class, registered mail, return receipt requested, postage and fees prepaid or overnight delivery service, evidenced by written receipt. A notice sent by registered mail shall be deemed given as of the receipt date indicated on the return receipt. All other notices shall be deemed given when received or when delivery thereof is refused.

ARTICLE 29. No Waivers.

29.1. No agreement to accept a surrender of this Lease shall be valid unless in writing signed by Landlord. The delivery of keys to any Agent of Landlord shall not operate as a termination of this Lease or a surrender of the Premises. The failure of either party to seek redress for violation of or to insist upon the strict performance of, any covenant or condition of this Lease shall not prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation.

29.2. This Lease contains the entire agreement between the parties, and any executory agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of it in whole or in part unless such executory agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.

ARTICLE 30. No Representations by Landlord; Landlord’s Interest; Transferee Landlords.

30.1. Neither Landlord, Landlord’s Affiliates nor Landlord’s agents have made any representations or promises with respect to the Property or the Premises except as expressly set forth in this Lease.

30.2. Tenant agrees to look solely to Landlord’s interest in the Property for the satisfaction of any right or remedy of Tenant for the collection of a judgment (or other judicial process) requiring the payment of money by Landlord or Landlord’s Affiliates, in the event of any liability by Landlord, and no other property or assets of Landlord or of Landlord’s Affiliates shall be subject to levy, execution, attachment, or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease, the relationship of Landlord and Tenant hereunder, or Tenant’s use and occupancy of the Premises, or any other liability of Landlord or Landlord’s Affiliates to Tenant.

30.3. Nothing contained in this Lease shall be deemed in any way to limit, restrict or otherwise affect Landlord’s absolute right at any time or times to convey Landlord’s interest in and to the Property, subject at all times to this Lease, or to assign its interest in this Lease, or to assign from time to time the whole or any portion of Fixed Rent or Additional Rent at any time paid or payable hereunder by Tenant to Landlord, to a lender, lessor or other transferee designated by Landlord in a notice to Tenant, and in any such case Tenant shall pay Fixed Rent and Additional Rent payable by Tenant to Landlord, or the portion thereof so assigned, subject to the provisions of this Lease, to Landlord’s designee at the address mentioned in any such Notice.

30.4. In the event of any transfer of title to the Property, or in the event of a lease of the Property, the transferor Landlord shall be and hereby is entirely freed and relieved of all covenants, obligations and liabilities of Landlord hereunder to be performed after the date of such transfer or lease of the Property, as the case may be, and it shall be deemed and construed as a covenant running with the land without further agreement between the parties or their successors in interest, or between the parties and the transferee of title to the Property or said lease, or the said lessee of the Property, provided that the transferee or the lessee, as applicable, has assumed and agreed to carry out any and all covenants, obligations and liabilities of Landlord accruing after the date of such transfer or lease of the Property, as the case may be.

ARTICLE 31. Signage; Parking; Waiver of Zoning Rights.

31.1. Tenant shall have the right to place one (1) identifying sign on the building directory monument on the Property together with other tenants of the Business Center and one (1) sign on the exterior entrance door to the Premises and one (1) sign over the suite entrance door on the Building exterior. The size, type, graphic layout and color of each such sign shall be subject to the written approval of Landlord, and shall conform to the signage criteria of the Business Center. All costs associated with any sign(s), including but not limited to application fees, legal fees, design, construction and installation expenses, shall be paid directly by Tenant. Tenant shall not affix or display any other sign, advertisement or notice of any prior nature visible from the exterior of the Premises without the prior written consent of Landlord. At the termination of the Lease, Tenant shall, at its sole cost and expense, remove such signs and restore and repair any resulting damage.

31.2. Landlord shall provide Tenant with 28 unassigned parking spaces for automobile parking in the Building parking area for use by Tenant and its employees during the Term, on a non-exclusive basis in common with other Tenants of the Building. Tenant’s use of the parking facilities shall be subject to all of Landlord’s and the Association’s regulations with respect to parking and to Tenant’s compliance with any variance or other governmental permission applicable with respect to such parking.

31.3. The Building is known as “250 Phillips Boulevard”. Landlord shall have the right at any time to change the designated address of the Building upon not less than one hundred eighty (180) days’ advance notice to Tenant, in which event Landlord shall reimburse Tenant for the reasonable cost of reprinting stationery and business cards.

31.4. Tenant hereby quitclaims, releases, transfers and assigns to Landlord any interest of any kind in any zoning or development rights with respect to the Land and/or the Property, which Tenant might acquire by reason of this Lease.

ARTICLE 32. Memorandum of Lease; No Recording.

32.1. At Landlord’s or Tenant’s request, the parties shall execute and deliver a memorandum of lease in form and substance satisfactory to Landlord and Tenant; said memorandum of this Lease shall not be deemed to modify or to change any of the provisions of this Lease.

32.2. This Lease shall not be recorded by Tenant and any attempted or actual recording shall be a Default hereunder, provided, however, at Tenant’s request, Landlord will execute and permit to be recorded, as the case may be, a memorandum of lease and any Non-Disturbance Agreements.

ARTICLE 33. Renewal Term.

33.1. Provided no Default exists at the time of such election, Tenant may renew this Lease for one additional period of five (5) years, by delivering written notice of the exercise thereof to Landlord not later than two hundred seventy (270) days before the expiration of the Term. The Fixed Rent payable for each month during the Renewal Term shall be the greater of (x) the Fixed Rent during the last year of the original term, or (y) one hundred percent (100%) of the prevailing fair market rental rate (the “Prevailing Rental Rate”) at the commencement of the Renewal Term, taking into consideration all relevant factors for renewals of space of equivalent quality, size, utility and location, with the length of the Renewal Term, the credit standing of Tenant, any tenant inducements and the additional factors set forth below to be taken into account.

33.2. The Renewal Term shall be upon the same terms, covenants and conditions of this Lease as shall be in effect immediately prior to the renewal, except that: (i) Fixed Rent shall be adjusted to the greater of the Fixed Rent during the last year of the original Term or Prevailing Rental Rate; (ii) Tenant shall have no further renewal option unless expressly granted by Landlord in writing; and (iii) Landlord shall lease to Tenant the Premises in their then-current condition, and Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance, and the like) or other tenant inducements, which factors shall be taken into consideration in determining the Prevailing Rental Rate.

33.3. For the purposes of determining the Prevailing Rental Rate, the following procedures shall apply:

(i) Landlord shall give Tenant notice (the “Rent Notice”) not later than one hundred eighty (180) days prior to the commencement of the Renewal Term, which Rent Notice shall set forth Landlord’s determination of the Prevailing Rental Rate (“Landlord’s Determination”);

(ii) Tenant shall give Landlord notice (“Tenant’s Notice”), within thirty (30) days after delivery of the Rent Notice, stating whether Tenant accepts or disputes the Landlord’s Determination or whether Tenant desires to terminate its exercise of the Renewal Option. If Tenant’s Notice accepts Landlord’s Determination or Tenant fails or refuses to give Tenant’s Notice, Tenant shall be deemed to have accepted Landlord’s Determination. If Tenant’s Notice disputes Landlord’s Determination, Tenant’s Notice shall specify Tenant’s determination of the Prevailing Rental Rate (“Tenant’s Determination”) as determined by an independent real estate appraiser;

(iii) Landlord shall give Tenant notice (“Landlord’s Notice”), within twenty (20) days after delivery of Tenant’s Determination, of whether Landlord accepts or disputes Tenant’s Determination. If Landlord’s Notice accepts Tenant’s Determination or if Landlord fails or refuses to give Landlord’s Notice, Landlord shall be deemed to have accepted Tenant’s Determination. If Landlord’s Notice disputes Tenant’s Determination, Landlord shall deliver to Tenant, within thirty (30) days after receipt of Tenant’s Notice, Landlord’s determination of the Prevailing Rental Rate (“Landlord’s Second Determination”), as determined by an independent real estate appraiser. If Landlord’s Second Determination exceeds Tenant’s Determination by ten percent (10%) or less, the Fixed Rent shall be the average of Landlord’s Second Determination and Tenant’s Determination. If Landlord’s Second Determination exceeds Tenant’s Determination by more than ten percent (10%), Landlord or Tenant shall apply to the American Arbitration Association (or any successor organization) to designate a third independent real estate appraiser (the “Third Appraiser”) in accordance with the then-prevailing rules, regulations and/or procedures of the American Arbitration Association, and if the American Arbitration Association (or any successor organization) shall be unable or unwilling to designate the Third Appraiser, then either party may commence a legal proceeding to have the Third Appraiser appointed.

(iv) The Third Appraiser shall conduct such hearings and investigations as he may deem appropriate and shall, within thirty (30) days after the date of designation of the Third Appraiser, choose either Landlord’s Second Determination or Tenant’s Determination, and such choice shall be conclusive and binding upon Landlord and Tenant. Each party shall pay its own counsel fees and expenses in connection with any arbitration hereunder, including the expenses and fees of any appraiser selected by it in accordance with the terms hereof. The unsuccessful party shall bear the costs and expenses of the Third Appraiser. Any appraiser appointed hereunder shall be an independent real estate appraiser with at least ten (10) years experience in leasing and valuation of properties that are similar in character to the Building in the same geographic market area. The appraisers shall not have the power to add to, modify or change any of the provisions of this Lease.

(v) If the final determination of the Prevailing Rental Rate shall not be made on or before the first day of the Renewal Term, pending such final determination, Tenant shall continue to pay, as the Fixed Rent for the Renewal Term, an amount equal to Landlord’s Determination (or, if Landlord shall have given Landlord’s Second Determination, Landlord’s Second Determination), which amount shall in all events be in addition to all Additional Rent payable under the terms of this Lease. If, based upon the final determination hereunder of the Fixed Rent, the payments made by Tenant on account of Fixed Rent for such portion of the Renewal Term were greater than the Fixed Rent payable for the Renewal Term, the amount of such excess shall be refunded by Landlord to Tenant within ten (10) business days following the final determination of Fixed Rent.

(vi) Landlord and Tenant shall promptly execute an amendment to this Lease evidencing the Renewal Term, but no such amendment shall be necessary in order to make the provisions hereof effective.

33.4. Tenant’s rights hereunder shall terminate if (x) this Lease or Tenant’s right to possession of the Premises is terminated in accordance with terms of this Lease, (y) Tenant fails to timely exercise its option, time being of the essence with respect to Tenant’s exercise thereof, or (z) a Default exists at the time of exercise of the option or on the date the Renewal Term would commence.

ARTICLE 34. Miscellaneous.

34.1. This Lease shall be governed by and construed in accordance with the laws of the State.

34.2. Any interest payable by a party under this Lease shall be at the Interest Rate, unless otherwise provided.

34.3. Schedules “A” and “B” and Exhibits “A” through “F” (and all accompanying schedules and appendices) to this Lease are incorporated in this Lease by reference.

34.4. The terms, covenants, conditions, and provisions of this Lease shall bind and inure to the benefit of Landlord and Tenant and their permitted legal representatives, successors, and assigns.

34.5. The unenforceability, invalidity, or illegality of any provision herein shall not render any other provision herein unenforceable, invalid, or illegal.

34.6. Wherever used in this Lease the words “include” or “including” shall be construed as incorporating “but not limited to” or “without limitation”; the phrase “at Tenant’s expense” or “at Landlord’s expense” means at the sole and exclusive expense of the respective party.

34.7. Wherever this Lease imposes any obligation upon Tenant or Landlord, or provides that Tenant or Landlord shall be responsible for any action or matter, the Lease shall be construed to mean that such party shall perform or undertake the matter at such party’s expense.

34.8. In the event either party commences a Legal Proceeding to enforce any of the terms of this Lease, the prevailing Party in such action shall have the right to recover reasonable attorneys’ fees and costs from the other party, to be fixed by the court in the same action. The “prevailing Party” (i) as used in the context of Legal Proceedings in the Bankruptcy Court shall mean the prevailing Party in an adversary proceeding or contested matter, or any other actions taken by the non-bankruptcy Party which are reasonably necessary to protect its rights under this Lease, and (ii) as used in the context of Legal Proceedings in any court other than the Bankruptcy Court shall mean the Party that prevails in obtaining a remedy or relief which most nearly reflects the remedy or relief which the Party sought; so that, for example, the prevailing Party may be a Party which is ordered to pay $100.00 where the obligation to pay $80.00 was undisputed and the claiming Party claimed that it was entitled to $1,000.00.

34.9. The captions of this document are for the convenience of the parties only and neither limit, nor amplify the provisions of this Lease.

34.10. Each party represents and warrants to the other that the execution, delivery and performance of this Lease has been duly authorized by all necessary corporate, limited liability company or partnership action.

34.11. This Lease may be executed by the parties hereto in separate counterparts, each of which, when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same agreement, and all signatures need not appear on any one counterpart.

34.12. In the event Landlord commits a material default in the performance of any of the terms, covenants or conditions of the Lease, and such failure shall continue for thirty (30) days after Landlord’s receipt of written notice from Tenant which notice shall state the exact nature of the obligation of Landlord that Tenant maintains has not been performed, Tenant shall have the right (but not the obligation) to (i) perform such obligation on behalf of Landlord (“Tenant’s Self-Help Right”) in a commercially reasonable manner or (ii) terminate this Lease (“Tenant’s Termination Right”) upon written notice to Landlord, in both cases provided that no Default then exists. If Tenant exercises Tenant’s Self-Help Right, Tenant shall provide Landlord with a second written notice within fifteen (15) days thereafter which (y) itemizes Tenant’s reasonable out-of-pocket costs resulting from the exercise of Tenant’s Self-Help Right (together with reasonable back-up documentation) and (z) states that Landlord shall be obligated to refund such costs to Tenant within thirty (30) days of the date of the notice. If Landlord does not refund such costs to Tenant within this time period, Tenant shall be permitted to deduct the amount set forth in the notice from the next payment(s) of Rent. Notwithstanding anything set forth herein to the contrary, the parties acknowledge that, in the event Landlord cannot reasonably cure such failure within the thirty (30) day period, Tenant shall not be entitled to Tenant’s Self-Help Right or Tenant’s Termination Right so long as Landlord commences to cure such failure within the thirty (30) day period and proceeds diligently thereafter to seek to effect such cure.

34.13. Notwithstanding anything set forth herein to the contrary, Tenant’s obligations regarding compliance with Legal Requirements shall be limited to such requirements as are applicable to Tenant’s particular use of the Premises and not requirements of general applicability to the Building, Property or the Premises.

34.14. Tenant may have access to the Premises 24 hours per day, 7 day per week, subject to the other provisions of this Lease. Tenant shall have the right to use in common with the other tenants of the Building, their invitees, customers and employees, the stairways, halls, toilets and sanitary facilities, and all other general common facilities contained in the Building, as well as the sidewalks, delivery areas and parking facilities, and appurtenances thereto, as shown on Schedule A annexed hereto.

34.15. Tenant represents and warrants that it is a Delaware corporation.

34.16. Notwithstanding any contrary provisions, in the event that the Premises become unusable as a result of a loss of services (e.g. electrical, plumbing, HVAC, etc.) for seven (7) consecutive days, and such loss of service does not result from the actions or inactions of Tenant, its agents, servants, employees or contractors, Tenant shall be entitled to an abatement of Rent from the seventh consecutive day of such loss of service to the date when the service is restored. Such abatement shall be in direct proportion to the ratio of the area of the Premises so rendered unusable to the total area of the Premises.

34.17. The parties acknowledge that financial incentives offered by the State of New Jersey to businesses similar to Tenant, including without limitation, the New Jersey Economic Development Authority’s Business Employment Incentive Program (BEIP), are a material inducement for Tenant to enter into this Lease. The foregoing notwithstanding, Tenant acknowledges that Landlord has not made any representation as to the availability of funds from the BEIP or similar program, and Tenant’s obligations under this Lease shall not be conditioned upon, nor affected by, the receipt of or failure to receive any such financial incentives.

{SIGNATURES APPEAR ON THE FOLLOWING PAGE}

IN WITNESS WHEREOF, Landlord and Tenant have respectively executed this lease as of the date and year first above written.

WITNESS:	250 PHILLIPS ASSOCIATES L.L.C.

/s/ MARK BENNISON	By:	/s/ PAUL MCARTHUR

Name: Mark Bennison		Name:
Title:

WITNESS:	ANTARES PHARMA, INC.

/s/ STEPHANIE BALDWIN	By:	/s/ ROBERT APPLE

Name: Stephanie Baldwin		Name: Robert Apple
Title: CFO

Schedule A

The Unit

Condominium Unit No. 250 in Building 250 in “The Princeton Crossroads One Office Condominium”, commonly known as 250 Phillips Boulevard, being Tax Lot 6-C-250 in Block 225.01 as shown on Sheet 36 of the Ewing Township, Mercer County, New Jersey Tax Map created in accordance with the “Master Deed and Declaration of Restrictive and Protective Covenants, Easements, Charges & Liens for the Princeton Crossroads One Office Condominium,” dated March 17, 1993 and recorded in the Mercer County Clerk’s Office on March 25, 1993 in Deed Book 2671, Page 85, et seq., and as the same is subject to further lawful amendment (the “Master Deed”).

Schedule B

Permitted Encumbrances

The following are “Permitted Encumbrances” to which this Lease (and Tenant’s estate hereunder) are and shall be subject or subordinate, as the case may be:

1. all zoning regulations and ordinances of the State or the City and all other applicable laws and regulations of every kind whatsoever, whensoever enacted;

2. utility company rights, licenses, and/or easements to maintain poles, lines, wires, towers, stations, cables, pipes, boxes and/or other fixtures or installations presently serving, crossing, existing, or granted on, under or with respect to the Property (none of which unreasonably or materially adversely affect Tenant’s rights under this Lease);

3. all covenants, restrictions, easements, or reservations (if any) of record against the Property as of the date of this Lease (none of which unreasonably or materially adversely affect Tenant’s rights under this Lease); and

4. encroachments, overlaps, boundary line disputes and other matters that would be disclosed by an accurate survey and inspection of the Premises.

Exhibit A

Floor Plan of Premises

250 Phillips Blvd
Exhibit A Floor Plan

Jeffrey A. Fleisher, AIA Architect
Flemington, New Jersey 08822

OFFICE
MAIL RM
OFFICE
OFFICE
OFFICE
OFFICE
LT.
KITCHEN
OFFICE
OFFICE
CFO OFFICE
LAB
OFFICE
CONFERENCE ROOM
RECEPTION
HALFWALL
CEO OFFICE
CONFERENCE ROOM

1 FLOOR PLAN
SCALE: 1/16" = 1'-0"

TRILLIUM REALTY Advisors L.L.C.
TRILLIUM REALTY Agency, Inc.
Lease Between 250 Philips Associates L.L.C. and Antares Pharma, Inc.

Exhibit B-1

Definitions

The following terms shall have the following meanings wherever used in this Lease:

“Alteration” means any and every alteration, addition, construction or improvement of or to the Premises, other than Decorations.

“Association” means Princeton Crossroads at Ewing Owners Association, Inc., a New Jersey not-for-profit corporation, together with its successors and assigns.

“Board of Trustees” means the Board of Trustees of the Association, as defined in the Declaration. References in this Lease to the “Board” are to the Board of Trustees.

“Building Systems” means the base building life/safety, sprinkler, heating, ventilating, air conditioning, plumbing, mechanical and electrical systems, installations, and facilities of the Building (exclusive of Tenant’s supplemental, special or unique systems, installations or facilities) which serve both the Premises and other portions of the Building.

“Business Center” means all of the improved and unimproved real property described by metes and bounds in Exhibit A to the Declaration, together with all other real property, which is now, or may hereafter become, subject to the Declaration, together with any and all buildings, structures and improvements now or hereafter constructed thereon and together with any appurtenances thereto.

“Business Days” means all days except Saturdays, Sundays and days observed by the Federal government, the New Jersey State government or the City of Trenton as legal holidays and such other days as shall be designated as holidays by any applicable union contract.

“Business Hours” means 8:00 a.m. to 6:00 p.m. on Business Days.

“By-Laws” means the Bylaws of the Association, as the same may be amended from time to time.

“City” means the Township of Ewing, Mercer County, New Jersey and/or any other municipality having jurisdiction over the Property, and any successor thereto.

“Common Areas” is defined in, and/or determined pursuant to, the Declaration.

“Common Elements” is defined in, and/or determined pursuant to, the Declaration.

“Common Facilities” is defined in, and/or determined pursuant to, the Declaration.

“Condemnation” (or to “Condemn”) means any and every taking (temporary or permanent) for any public or quasi-public purpose, by any Government Entity by exercise of condemnation or eminent domain (or any transfer or conveyance by agreement in lieu thereof).

“Damage” means any and all damage or destruction resulting from fire, flood or other casualty.

“Declarant” is defined in the Declaration, and includes the Declarant’s successors and assigns.

“Declaration” means the “Declaration of Covenants, Conditions and Restrictions and Reservation of Easements for Princeton Crossroads at Ewing” dated June 6, 1988, and recorded on June 7, 1988 in Book 2445, Page 564 et seq. of the records of the Mercer County Clerk’s Office, as amended, modified and/or supplemented from time to time.

“Decorations” shall mean any and all floor coverings, objects of art, wall and ceiling coverings, and other similar decorative items undertaken or installed by Tenant in the Premises.

“DEP” means New Jersey Department of Environmental Protection and any successor agency.

“Employee” means an officer, director or employee.

“Environmental Claim” means any complaint, order, directive, claim, action, investigation, lawsuit, demand, citation, notice, proceeding or lien, or threatened complaint, order, directive, claim, action, investigation, lawsuit, demand, citation, notice, proceeding or lien, by a federal, state or local governmental entity involving Environmental Laws which arise from Tenant’s actions or omissions at the Premises and/or the business conducted by Tenant therein.

“Environmental Condition” means any emission, spill, discharge, contamination or threatened contamination of any kind or nature whatsoever at, on or from the Premises or affecting systems servicing the Premises which arises from Tenant’s actions or omissions at the Premises and which violate any Environmental Law, including, without limitation, the presence of Hazardous Substances.

“Environmental Laws” means all present and future federal, state or local laws, codes, ordinances, rules, regulations and other requirements as the same, from time to time, may be amended, which relate to the environment, including those applicable to the storage, treatment, disposal, handling and release of any Hazardous Substances.

“Fees-And-Costs” means the reasonable fees, charges, disbursements and expenses of attorneys, architects, engineers, expert witnesses, contractors, consultants and other Persons.

“Force Majeure” means the occurrence of any event which is beyond the reasonable control of Landlord or Tenant, as the case may be, including, without limitation, the inability to obtain building permits or other approvals from a Government Entity on a timely basis, unavailability of building materials, strikes and labor disruptions, unusual weather conditions, Acts of God, Acts of War, building moratoriums, sewer moratoriums, earthquake, flood or other natural disaster.

“Government Entity” means the United States, the State, Mercer County, the City, and any and every other agency, department, commission, rule-making body, bureau, instrumentality and/or political subdivision of government of any kind whatsoever, now existing or hereafter created, now or hereafter having jurisdiction over the Property.

“Hazardous Substances” means any substance or material defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance, or other similar term, by any Environmental Laws. Substances or materials which are incorporated into generally available commercial products and which are required for the routine operation or maintenance of ordinary office machinery such as photocopiers, typewriters and microcomputers (for example, photocopier toner or ink, office equipment cleaning products and lubricating oil), shall not be deemed to be “Hazardous Substances” under this Lease so long as they are stored, used and disposed of by Tenant in compliance with all applicable Legal Requirements.

“Insurance Requirement” means any rule, regulation, code, or other requirement issued by any fire insurance rating bureau or any body having similar functions and/or any insurance company which has issued a policy of Required Insurance, as in effect from the date of this Lease through the Expiration Date.

“Interest Rate” means a rate per annum equal to the lesser of: (x) 2% above the so-called “base rate” or “prime rate” (the “Prime Rate”) of Citibank, N.A., or any successor thereto, as publicly announced at its principal office from time to time (or, if such rate shall cease to be quoted by Citibank, N.A.; or any successor thereto, a publicly quoted referenced lending rate reasonably designated by Landlord which is comparable as an indicator of interest rates to the Prime Rate); or (y) the maximum rate of interest, if any, which Tenant may legally contract to pay in the State.

“Landlord’s Affiliates” means: Landlord’s Employees; and/or any Person affiliated with Landlord through common ownership of stock, partnership or other beneficial interests, or through common management or control and which is engaged in the performance of services relating to the development, construction, management and/or operation of the Business Center.

“Legal Proceeding” means every action, litigation, summary proceeding, arbitration, administrative proceeding, and other legal or equitable proceeding of any kind whatsoever.

“Legal Requirements” means each and every law, rule, regulation, order, ordinance, statute, requirement, code, or executive mandate of any kind whatsoever, present or future, issued by any Government Entity applicable to or affecting the Property.

“Lien” means any and every lien, charge or notice of claim, including without limitation any Notice of Unpaid Balance and Right to File Lien, of any kind whatsoever for the furnishing (or alleged furnishing) of (or on account of) labor, materials, services, facilities, or any other things whatsoever.

“Managing Agent” means Trillium Realty Advisors L.L.C. or any other managing agent of the Property, as designated by Landlord from time to time, together with its successors and assigns. The Managing Agent may be Landlord or a Landlord Affiliate.

“Operating Year” means each calendar year, or portion thereof, which includes any part of the Term.

“Person” means an individual person, corporation, partnership, trust, joint venture, proprietorship, estate or other incorporated or unincorporated enterprise, entity, or organization of any kind whatsoever.

“Premises” is defined in Section 1.1.

“Property” means, collectively, the Land and the Building and every part or portion thereof and all appurtenances thereto.

“Property Employees” means all Employees of Landlord and other personnel who are directly involved with the operation, management, maintenance and repair of the Property.

“Rent” or “Rents” means, collectively, Fixed Rent and Additional Rent.

“Restoration” (or “Restore”) means and includes any and all repairs, restorations, rebuilding, reconstruction and replacements of every kind.

“Senior Encumbrance” means any, some or all of the following, as the context requires: (w) the Declaration; (x) the By-Laws; (y) any and every Mortgage now a lien, or hereafter becoming a lien, upon the Land and/or the Building; and (z) any ground or underlying lease presently or hereafter in effect between Landlord, as lessee or tenant, and any owner of the Land and/or the Building.

“State” means the State of New Jersey and any subdivision, agency or instrumentality thereof.

“Tax Year” means each twelve (12) month period (or any portion thereof) occurring during the Term commencing on January 1 and expiring on December 31 of each calendar year or such other period as may be adopted as the fiscal year for real estate tax purposes by the City, from time to time.

“Tenant’s Affiliates” means: Tenant’s Employees; and/or any Person affiliated with Tenant through common ownership of stock, partnership or other beneficial interests or through common management and control, but expressly excluding Tenant’s shareholders.

Exhibit B-2

Assessments, Expenses and Taxes

The following terms shall have the following meanings whenever used in this Lease:

“Annual Assessment” is defined in the Declaration.

“Assessments” means, collectively, the Annual Assessment and the Capital Improvement Assessment.

“Capital Improvement Assessment” is defined in the Declaration.

“Expenses” means all costs, fees and expenses and any taxes thereon, which Landlord pays or incurs in and for the operation, maintenance and repair of the Property, including, but not limited to, all of the following: (a) Amortized Expenses (as defined hereinbelow); (b) water and water charges, water meter (if applicable) and steam and any other fuel or utilities; (c) the cost of electric current; (d) exterior wall and window cleaning and maintenance and all plaza, sidewalk, curb and other public area maintenance and cleaning; (e) landscaping, decoration and cleaning of grounds, sidewalks, parking lots, and other exterior areas of the Property; (f) rubbish and trash removal and recycling; (g) the purchase price or rental cost, as applicable, of all building and cleaning supplies, hand tools and materials; (h) fire, extended coverage, boiler and machinery, sprinkler apparatus, property damage, loss of rental, flood and plate glass, and other types of hazard insurance; public and other liability insurance; cost of fidelity bond premiums or insurance and any other insurance carried with respect to the Property which is reasonable and not excessive; (i) wages, salaries, bonuses, severance pay, vacation pay, overtime, disability benefits, hospitalization, medical, surgical, union and general welfare benefits, any pension, retirement or life insurance plan and other benefit or similar expense respecting Property Employees through the level of building manager; (j) worker’s compensation insurance, payroll, social security, unemployment and other similar taxes with respect to Property Employees through the level of building manager; (k) expenses imposed on the Landlord pursuant to Legal Requirements or any collective bargaining agreement with respect to Property Employees which relate to the compensation, health, safety or welfare of Property Employees only; (l) uniforms and working clothes for Property Employees through the level of building manager, and cleaning and replacement thereof; (m) all Fees-And-Costs incurred in connection with the operation, maintenance and repair of the Property; (n) charges for independent contractors (including attorneys accountants and auditors) performing work included within the definition of Expenses; (o) cost of permits or licenses for the operation of the Property or any equipment located therein and required by any Government Entity or pursuant to any Legal Requirements; (p) maintenance costs and expenses, and ordinary repairs, replacements and improvements, which are necessary or appropriate for the continued operation of the Property; (q) management fees or, if Landlord itself renders customary management services, a sum in lieu thereof which is not in excess of the then prevailing rates for management fees in the county in which the Property is situated for office buildings similar to the Building, but in neither event to exceed five percent (5%) of the Rents for all tenants at the Building; and (r) blacktopping or other paving (or repaving) of parking areas, and painting or striping of such areas and snow removal from sidewalks and parking areas and from roofs and other areas of the Property. Any item of Expenses, which may be properly categorized within one or more of the categories of Expenses, shall be included only once, it being the intention of the parties that Landlord shall not be entitled to more than the aggregate of all sums paid or incurred with respect to such item of Expenses. In this Exhibit B-2, “Amortized Expenses” shall mean the annual amortization (on a straight-line basis over a depreciable life in accordance with generally accepted accounting principles consistently applied, with interest calculated at an annual rate of one (1) percentage point above the Prime Rate at the time of Landlord’s or the Association’s having made such expenditure) of expenditures paid or incurred by Landlord or the Association, or on behalf of Landlord or the Association, for any capital repairs, replacements and improvements which are (x) required by any Legal Requirements or Insurance Requirements hereafter enacted or established, or (y) designed as labor-saving or energy-saving measures or designed to effect other economies or efficiencies in the operation or maintenance of the Property or the Business Center including, but not limited to, the replacement of parts of, but not the replacement of, one or more of the HVAC units.

Both “Expenses” and “Assessments” shall exclude or have deducted from them, as the case may be, and as shall be appropriate: (aa) leasing commissions incurred in leasing or attempting to lease any part of the Building and advertising and promotional expenditures; (bb) executives’ salaries and benefits above the grade of building manager; (cc) amounts received by Landlord or the Association as proceeds of insurance or claims against responsible parties to the extent the proceeds are compensation for expenses which were previously included in Expenses or Assessments hereunder; (dd) cost of restoring the Property or Business Center by reason of fire or other casualty or by reason of the exercise of the right of eminent domain; (ee) Costs-and-Fees incurred in connection with (x) enforcing any obligations of other tenants of the Building, (y) the defense of title to any part of the Business Center or Landlord’s title to the Property, or (z) the negligence or tortious conduct of the Landlord, Landlord’s Affiliates, the Property Employees or the Business Center Employees (such term to include all employees, officers and directors of the Association and other personnel who are directly involved with the operation, management, maintenance and repair of the Business Center); (ff) the cost of any alterations, additions, changes, replacements, improvements and repairs and other items which are made in order to prepare space for a new or renewing tenant, including for this purpose Landlord’s Work and also including any such alterations that are made based upon the requirements of the American with Disabilities Act in the event compliance with such Act is required solely because of the fit-out of an individual tenant’s premises within the Building; (gg) any item of Expenses representing an amount paid to a related Person which is in excess of the amount which would have been paid in the absence of such relationship; (hh) all Taxes (together with any interest and penalties excluded from the definition of “Taxes”); (ii) ground rent and debt service; (jj) Costs-and-Fees incurred in the testing, survey, removal, containment, encapsulation or disposal of asbestos or other Hazardous Substances incorporated in the Building or on or under the Property or on, under or in any part of the Business Center; (kk) the costs, fines and penalties incurred as a result of Landlord’s violation of any Legal Requirements; (ll) except as set forth in the definition of Amortized Expenses, all depreciation; (mm) any costs of repair or replacement of defective workmanship or materials in the construction of any part of the Building or the Business Center; (nn) any cost which, in accordance with generally accepted accounting principles consistently applied should be capitalized other than Amortized Expenses; and (oo) any reserve for repairs; (rr) the cost of the initial development, or any additional development of, the Property or the Business Center.

Expenses for any year or portion thereof during which less than one hundred percent (100%) of the rentable square feet of the Building is leased to tenants shall be increased to include an imputed cost for unoccupied portions of the Building in an amount equal to the additional Expenses (consisting solely of “variable” components of Expenses) which would reasonably have been incurred by Landlord had one hundred percent (100%) of the rentable square feet of the Building been occupied by tenants during such period.

“Taxes” means the sum of all of the following:

(a) real estate taxes and sewer rents, rates and charges;

(b) general and special assessments for public improvements or benefits (provided, however, that assessments which may be paid in installments shall be limited to the amount of the installment due in respect of the Tax Year in question, together with any interest payable in connection therewith);

(c) service charges, if any, assessed or imposed by any Government Entity with respect to police and fire protection, sanitation, security, or street maintenance and lighting; and

(d) all Fees-And-Costs reasonably incurred by Landlord to contest (or defend against) any of the foregoing, which are levied, assessed or imposed by the City, the County, the State, or any other Government Entity upon or with respect to the Building and/or the Land. “Taxes” shall not include Landlord’s federal, state or local income taxes nor franchise, gift, transfer, excise, capital stock, estate, succession, inheritance, mortgage, corporation, partnership or any gross receipts or profits taxes and Landlord shall not be entitled to reimbursement for, any fines, penalties or interest paid or incurred by Landlord as a result of Landlord’s late payment of Taxes, whether or not such late payment results from Landlord’s failure to timely furnish Tenant with a written statement of any Tax Payment due in accordance with Article 4 of this Lease. If, by reason of any change in the method of taxation or in the applicable Government Entity, a new or additional real estate tax, or a franchise, corporation, partnership, income, transit, gross receipts or profits tax or other tax or levy, fee or other governmental imposition, however designated, is levied against Landlord, the Premises and/or the Property in substitution in whole or in part for any item previously included in “Taxes”, or in lieu of additional Taxes, such new, additional, or redesignated item shall be included in “Taxes” calculated on the basis that the Property is the only asset of Landlord and Landlord’s only income is from the Property.

Exhibit C

Required Insurance

The following is Required Insurance under this Lease:

1. Commercial general liability insurance containing the so-called “occurrence” clause (which shall include specifically the Premises and all streets, alleys, vaults, and sidewalks appurtenant to the Premises) with coverage limits (including umbrella coverage) not less than:

(a)	bodily each occurrence:	$3,000,000
(b)	property damage each occurrence:	$3,000,000

subject to increases from time to time to coverage levels which are not in excess of those customarily maintained for similar properties; and

2. Insurance upon Tenant’s property and fixtures which are not included in the basic construction of the Building or Landlord’s Work in an amount equal to the full replacement value thereof, including any increase in value resulting from increased costs, with coverage against such perils and casualties as are commonly included in “all risk” insurance policies (including fire, extended coverage, breakage of glass, sprinkler leakage, explosion, collapse, vandalism and malicious mischief); and

3. Worker’s compensation and employer’s liability insurance:

(i) statutory worker’s compensation including occupational disease as required by Legal Requirements; and

(ii) employer’s liability insurance with minimum limits reasonably acceptable to Landlord (not less than $500,000 in the aggregate).

Any other insurance coverages commercially available from time to time and reasonably requested by Landlord, which are then customarily obtained by tenants of properties similar to the Property.

Alterations Insurance

The following coverages, with the following minimum limits of coverage, are “Alterations Insurance” for purposes of Section 10.4:

(i) Worker’s compensation and employer’s liability insurance;

(ii) statutory worker’s compensation including occupational disease as required by Legal Requirements; and

(iii) employer’s liability insurance with minimum limits reasonably acceptable to Landlord (not less than $500,000).

Comprehensive commercial general liability insurance with limits of:

(i)	bodily injury:
	each person	$3,000,000
	each occurrence	$3,000,000
	aggregate completed operations	$3,000,000
(ii)	property damage:
	each occurrence	$3,000,000
(iii)	coverage shall include also:

(A)	personal injury groups A, B, C with employee exclusion deleted.
(B)	broad form property damage including all CU hazards.
(C)	independent contractors.
(D)	contractual liability.
(E)	products liability and completed operations.

Comprehensive automobile liability, including all owned, not-owned and hired vehicles with a $3,000,000 combined single limit.

Exhibit “D”

Work Agreement

Section 1. Landlord’s and Tenant’s Work

1.1 Landlord agrees to deliver the Premises to Tenant in “turn-key” condition by performing the work and furnishing the labor and materials described in, or required by the plans and specifications prepared by Jeffrey A. Fleisher Architects and approved by Tenant within three (3) Business Days following Landlord’s request for approval, which approval shall not be unreasonably withheld or delayed, and which are or will hereafter be identified in Appendix 1 hereto (“Tenant’s Plans and Specifications”) (such work is hereinafter referred to as “Landlord’s Work”). Landlord may substitute any materials or equipment for those required under Tenant’s Plans and Specifications if those required prove to be unavailable or commercially impracticable to obtain, provided the substituted materials or equipment are comparable or better in quality and performance, and provided further that with respect to any such substitution affecting finishes (e.g., color, design or aesthetics), Landlord shall first obtain the approval of Tenant thereto, which approval shall not be unreasonably withheld or delayed. Tenant shall respond to Landlord’s request for approval within three (3) Business Days following receipt of Landlord’s request for approval.

1.2 Landlord covenants that all the construction conducted by Landlord (including all Landlord’s Work and Extra Work) shall be done in a good and workmanlike manner using new materials in accordance with all applicable Legal Requirements. Landlord shall correct Landlord’s Work and all Extra Work (as hereinafter defined) in which defects of materials, workmanship or design may appear during a one (1) year period subsequent to the Commencement Date, exclusive of latent defects in such work. Additionally, before the Commencement Date, the parties shall inspect the Premises, have all systems demonstrated, and prepare a punch-list. The punch-list shall list incomplete, minor, or insubstantial details of construction; necessary mechanical adjustments; and needed finishing touches. Landlord will complete the punch-list items as soon as possible thereafter, but in no event later than ninety (90) days after substantial completion of Landlord’s Work, subject to force majeure. All warranties and guaranties pertaining to any item of Landlord’s Work or Extra Work (as hereinafter defined) received by Landlord shall be assigned, if permitted or otherwise made available, to Tenant during the Term to the extent such warranties and guaranties cover items for which Tenant is responsible under this Lease. Any reference to “punch-list work” shall refer to minor or insubstantial details of construction, decoration or mechanical equipment that do not interfere with the use or occupancy of the Premises except in an immaterial manner.

1.3 If Landlord agrees to perform, at Tenant’s request, and upon submission by Tenant of necessary plans and specifications any work which is inconsistent with Tenant’s Plans and Specifications or any additional or non-Building Standard Work over and above Landlord’s Work, or any substitutions for any portion of Landlord’s Work, whether the same is in substitution for any item of color, design, materials, finishes, capacities, labor or services and whether or not the foregoing shall be performed pursuant to a written change order (“Change Order”) in the form appended hereto as Appendix 2 (all, any or some of the foregoing, “Extra Work”), said Extra Work shall be performed by Landlord, at Tenant’s sole cost and expense. Prior to the issuance of a Change Order, if Tenant shall require any Extra Work, Tenant may demand and Landlord shall provide, within a reasonable time after the making of such demand, a non-binding, good faith estimate of (x) the cost of such Extra Work, (y) an estimate of any delay in the schedule for the performance of Landlord’s Work which may result therefrom and (z) if then feasible the date on which the Commencement Date, as adjusted hereby, shall be deemed to occur. If Tenant shall demand such an estimate, Landlord shall not be required to perform any such Extra Work until the estimate has been approved by Tenant and a Change Order executed. If any Landlord’s Work is required to be removed and replaced as a result of Extra Work, the cost of such removal and replacement shall be deemed part of such Extra Work that shall be added to the cost of any Change Order. Tenant agrees that the foregoing payments shall be Additional Rent, and in default of payment thereof after notice and applicable cure periods, Landlord shall (in addition to all other remedies) have the same rights as in the event of a monetary Default.

Section 2. Substantial Completion; Commencement Date.

2.1 “Substantially complete” or “substantial completion,” when used with respect to Landlord’s Work shall mean that Landlord has obtained a certificate of occupancy (temporary or final) and Tenant can use the Premises for their intended purposes without material interference to Tenant conducting its ordinary business activities and the only incomplete items are minor or insubstantial details of construction, mechanical adjustments, or finishing touches like touch-up plastering or painting. If a temporary certificate of occupancy is obtained, Landlord covenants to obtain a final certificate of occupancy at its sole cost and expense, within the required time period set forth in any temporary certificate of occupancy. If substantial completion of the Premises is delayed as a result of (y) force majeure or (z) the occurrence of any Tenant Delay Day, the time for performance by Landlord of its obligations hereunder shall be extended by an amount of time equal to such delay. For purposes of this paragraph, “Tenant Delay Day” shall mean each day of delay caused by (i) any Change Order, (ii) Tenant or Tenant’s agents acts or omissions, or (iii) Tenant’s failure to respond to Landlord’s request for approval in accordance with Section 1.1 hereof.

2.2. Any entry by Tenant or Tenant’s Employees on the Premises prior to the Commencement Date shall be subject to Landlord’s approval and shall be deemed to be under all of the terms, covenants, provisions and conditions of this Lease; except that Tenant may enter the Premises to inspect Landlord’s Work upon twenty-four (24) hours prior written notice to Landlord at such times as shall, in Landlord’s reasonable opinion, not interfere with the progress of Landlord’s Work. Notwithstanding the foregoing, Tenant may enter the Premises, upon Landlord’s prior written consent not to be unreasonably withheld, during the two (2) week period prior to the Commencement Date to install its furniture, fixtures and equipment, provided that such installation shall not interfere with or delay Landlord’s completion of the Landlord’s Work and shall otherwise be completed in compliance with the terms of this Lease. Tenant shall give Landlord at least twenty-four (24) hours notice prior notice of its intention to enter the Premises. Such early access shall be coordinated with Landlord so as to facilitate the completion of the Premises on a timely basis. Tenant shall indemnify and hold Landlord harmless from and against any claims, delays, damages or other expenses paid or incurred by Landlord that result from Tenant’s use of non-union labor with respect to the performance of any work in the Property or jurisdictional disputes relating thereto. Landlord shall not be liable in any way for any injury, loss or damage which may occur to any of Tenant’s property, fixtures, decorations or installations made or installed by Tenant prior to the Commencement Date, the same being made or installed solely at Tenant’s risk.

2.3. Promptly following the execution of this Lease, Landlord shall direct the Architect to commence preparation of the plans and specifications, and Landlord shall commence and prosecute to completion the construction of Landlord’s Work after Tenant’s approval of the plans and specifications. Landlord shall advise Tenant of the estimated date of substantial completion and delivery of the Premises to Tenant. Upon the Commencement Date, Landlord shall deliver physical possession of the Premises to Tenant reserving the right to enter upon the Premises in order to complete the “punch list” and all other corrective work. Landlord currently anticipates that the Landlord’s Work (other than Item 1 of Appendix 1) will be substantially completed on or about August 1, 2006.

2.4      Subject to the provisions of paragraph 2.1 of this Work Agreement, in the event that any of the Landlord’s Work set forth in Appendix 1, other than that described in paragraph 1 of Appendix 1, is not substantially complete by September 1, 2006, Tenant shall receive one (1) day free of Fixed Rent for each day after September 1, 2006, that the Landlord’s Work (other than Item 1 of Appendix 1) is not substantially complete. Subject to the provisions of paragraph 2.1 of this Work Agreement, if any of the Landlord’s Work, other than that described in paragraph 1 of Appendix 1, is not substantially complete by October 15, 2006, then and in such event, Tenant shall have the right to terminate this Lease provided it serves written notice of its election to so terminate upon Landlord on or before October 20, 2006, TIME BEING OF THE ESSENCE. Subject to the provisions of paragraph 2.1 of this Work Agreement, in the event the Landlord’s Work set forth in paragraph 1 of Appendix 1 is not substantially complete by December 31, 2006, then and in such event Tenant shall have the right to terminate this Lease provided it serves written notice of its election to so terminate upon Landlord on or before January 5, 2007, TIME BEING OF THE ESSENCE.

Appendix 1 - 250 Phillips Boulevard

Antares Pharma – Landlord Work

The Landlord shall construct the Landlord Work based upon Exhibit A of this Lease. The Landlord’s intent is to deliver the space turnkey using this plan as a conceptual basis, with architectural drawings to follow. The plan to be developed will incorporate the requested improvements, including:

1. The front entrance to the Premises shall be replaced with a double-door entrance, a larger air-lock, and building standard ceramic tile floor and an awning shall be installed over the new entrance doorway. This work will be permitted and completed separately from the other Landlord Work.

2. The reception cabinetry will be removed.

3. Removal of the first office to the left of the current entrance to accommodate the re-designed entrance and allow for a larger lobby. The floor will be a building standard wood floor.

4. Building standard wood flooring in the corner CEO office.

5. Removal of the two offices directly behind the current reception area and removal of half the kitchen to accommodate a large room that will be a dry lab with building standard Vinyl Tile flooring.

6. A re-designed, smaller kitchen with new building standard kitchen cabinetry will be added in the remaining kitchen space. Any water or pumped drains will be stubbed off if possible, or cut off in ceiling and left in place.

7. Removal of the first office behind the large conference room to enlarge the conference room.

8. Expansion of the 2nd office behind the conference room to be as deep as the conference room is wide.

9. Creation of a CFO office with building standard wood flooring. This office is created by combining the 3rd and part of the 4th offices along the back window wall. The remainder of the 4th office is combined with the 5th office into one office.

10. Removal of all five ½ height hard-wall cubicles in the center of the premises.

11. Close in the hard wall cubicle at the back of the suite to become a closed office.

12. The carpet shall be replaced throughout the Premises with building standard carpet.

13. All walls, except where the wall is currently covered with vinyl wall covering, will be painted with 2 coats of paint (color to be selected by Tenant from building standard choices).

14. Remove existing wall covering and re-cover with new building standard wall covering.

15. All vinyl cove base shall be replaced.

16. Install new fence and shrubs around the Building’s dumpster area to make such dumpster area aesthetically pleasing, to be paid for by Tenant and Tenant’s Broker; provided, however, if the cost of such installation will exceed $2,500.00, Landlord must so notify Tenant in writing, and in such event, Tenant may direct Landlord not to perform such installation.

Appendix 2

FORM OF TENANT CHANGE ORDER

Distribution to:

OWNER

ARCHITECT

CONTRACTOR

FIELD

[TENANT]

_________________________________________________________________________________________

PROJECT:	CHANGE ORDER NUMBER:

Lot ___, Section _____
[ Township/	INITIATION DATE:
_______________]

TO CONTRACTOR:	ARCHITECT’S PROJECT NO.:
CONTRACT FOR:
CONTRACT DATE:

You are directed to make the following changes in this Contract:

_________________________________________________________________________________________________________________________________

Not valid until signed by the Owner, Architect and Tenant. Signature of the Contractor indicates his agreement herewith, including any adjustment in the Contract Sum or Contract time.

____________________________________________________________

The original Contract Sum was	$ .
Net change by previously authorized Change Orders	$ .
The Contract Sum will be (increased) (decreased) (unchanged) by this Change Order	$ .
The new Contract Sum including this Change Order will be	$ .
The Contract Time will be (increased) (decreased) (unchanged) by ( ) Days.

Authorized:

OWNER

Address

BY:_________________________
DATE:______________________

CONTRACTOR

Address

BY:_________________________
DATE:______________________

ARCHITECT

Address

BY:_________________________
DATE:______________________

TENANT

Address

BY:_________________________
DATE:______________________

*[MORTGAGE MASTER]	EXHIBIT "F"	CBNA #__________

SUBORDINATION, NON-DISTURBANCE

AND ATTORNMENT AGREEMENT

This SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (this “Agreement”), dated as of ___________________, 200_, between COMMERCE BANK, N.A., a national banking association, having its principal place of business at 1900 Market Street, Philadelphia, Pennsylvania 19103 and having a regional office at ____________________________________________________ ____________________ (the “Lender”), 250 PHILLIPS ASSOCIATES L.L.C., a New Jersey limited liability company, with offices c/o Trillium Realty Agency, Inc., 83 Princeton Avenue, Suite 3C, Hopewell, New Jersey 08525 (the “Landlord”) and ANTARES PHARMA, INC., a Delaware corporation, with offices at 707 Eagleview Boulevard, Suite 414, Exton, Pennsylvania 19341 (the “Tenant”).

RECITALS :

WHEREAS, Tenant has entered into a __________________________, dated as of ___________________, 200__ (as the same may be amended, the “Lease”), with Landlord, covering certain premises more fully described in the Lease (the “Premises”), which Premises are a part of that the real property known as _____________________________________________________________________ (the “Property”), which Property is more fully described on Schedule A attached hereto; and

WHEREAS, Lender has made a mortgage loan (the “Mortgage Loan”) to Landlord, as borrower in the original principal amount of $___________________, which Mortgage Loan is evidenced by a Mortgage Note dated ___________________, 200__ (the “Mortgage Note”), and is secured by a Mortgage and Security Agreement (the “Mortgage”) and an Assignment of Leases and Rents (the “Assignment”), each dated as of ______________________, 200__, and recorded _____________, 200_ in the public records of ______________ County at Book _____, Page _____ and Book ____, Page _____, respectively;

WHEREAS, Lender requires as a condition of the making of the Mortgage Loan that the Mortgage shall unconditionally be and remain at all times a lien or charge upon the Property, prior and superior to the Lease and the leasehold estate created thereby; and

WHEREAS, Tenant has agreed to the subordination of the Lease to the Mortgage on the condition that it is assured of continued occupancy of the Premises under the terms of the Lease and this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, promise, covenant and agree as follows:

1. The Lease and all estates, rights, options, liens and charges therein contained or created under the Lease are and shall be subject and subordinate to the lien and effect of the Mortgage insofar as it affects the real and personal property of which the Premises form a part, and to all renewals, modifications, consolidations, replacements and extensions thereof, and to all advances made or to be made thereunder, to the full extent of amounts secured thereby and interest thereon.

2. In the event Lender takes possession of the Property, as mortgagee-in-possession or otherwise, or forecloses the Mortgage or otherwise causes the Property to be sold pursuant to the Mortgage, Lender agrees not to affect, terminate or disturb Tenant’s right to quiet enjoyment and possession of the Premises under the terms of the Lease or any of Tenant’s other rights under the Lease in the exercise of Lender’s rights under the Mortgage or otherwise whatsoever, so long as Tenant is not then in Default (as defined in the Lease) under any of the terms, covenants or conditions of the Lease after written notice thereof and beyond the expiration of all applicable cure periods.

3. In the event that Lender succeeds to the interest of Landlord under the Lease and/or Landlord’s leasehold interest in the Property, or if anyone else acquires Landlord’s leasehold interest in the Property or the right to possession of the Property upon the foreclosure of the Mortgage or by other sale pursuant to the Mortgage, or upon the sale of the Property by Lender or its successors or assigns after foreclosure or other sale pursuant to the Mortgage or acquisition of title in lieu thereof or otherwise, Lender or its successors or assigns or the then owner or holder of Landlord’s leasehold interest in the Property after foreclosure or other sale pursuant to the Mortgage (hereinafter collectively referred to in this Agreement as “Successor Landlord”) and Tenant hereby agree to recognize one another as landlord and tenant, respectively, under the Lease and to be bound to one another under all of the terms, covenants and conditions of the Lease, and Successor Landlord shall assume all of the obligations of Landlord under the Lease. Accordingly, from and after such event, Successor Landlord and Tenant shall have the same remedies against each other for the breach of an agreement contained in the Lease as Tenant and Landlord had before Successor Landlord succeeded to the interest of the Landlord; provided, however, that Successor Landlord shall not be:

(a) liable for any act or omission of any prior landlord (including Landlord) except to the extent the same shall be continuing and so continues after Successor Landlord succeeds to Landlord’s rights under the Lease; or

(b) subject to any offsets or defenses that Tenant might have against any prior landlord (including Landlord) except for (i) any abatements, offsets or credits against rent (including without limitation additional rent) that Tenant is entitled to take or receive as provided in the Lease upon the happening of an event, and (ii) any overpayments of rent (including without limitation additional rent) paid by Tenant on an estimated basis, including without limitation, Tenant’s payments of operating expenses and taxes; or

(c) bound by any fixed rent that Tenant might have paid for more than one month in advance to any prior landlord (including Landlord); or

(d) liable for return of any security deposit not paid, delivered or transferred to Successor Landlord by Landlord.

4. Although the foregoing provisions of this Agreement shall be self-operative, Tenant agrees to execute and deliver to Lender or any other Successor Landlord, such other reasonable instrument or instruments as Lender or such other Successor Landlord shall from time to time reasonably request in order to confirm such provision.

5. Tenant hereby warrants and represents, covenants and agrees to and with Lender:

(a) to deliver to Lender at the Lender’s notice address provided below a duplicate of each notice of default delivered to Landlord at the same time as such notice is given to Landlord;

(b) that Tenant is now the sole owner of the leasehold estate created by the Lease and shall not hereafter transfer the Lease except as permitted by the terms thereof;

(c) not to seek to terminate the Lease by reason of any default of Landlord without prior written notice thereof to Lender and the lapse thereafter of such time as under the Lease was offered to Landlord in which to remedy the default; provided, however, that with respect to any default of Landlord under the Lease which cannot be remedied within such time, if Lender commences to cure such default within such time and thereafter diligently proceed with such efforts and pursues the same to completion, Lender shall have such time as is reasonably necessary to complete curing such default, not to exceed sixty (60) days. Notwithstanding the foregoing, (i) in the event either Lender or Landlord do not cure or commence curing such default within the time provided to Landlord under the Lease and the nature of the default threatens Tenant’s ability to conduct its daily business or threatens to materially or adversely damage tenant’s property located on the Leased Premises, or (ii) in the event that the termination right Tenant seeks to exercise is pursuant to paragraph 2.4 of the Work Agreement attached as Exhibit “D” to the Lease, Tenant shall be permitted to exercise its rights under the Lease and/or Work Agreement;

(d) not to pay any fixed rent under the Lease more than 30 days in advance of the date on which the same are due or to become due under the Lease; and

(e) upon written request from Lender, to certify promptly in writing to Lender in connection with any proposed assignment of the Mortgage, whether or not any default on the part of Landlord then exists under the Lease.

6. Landlord and Tenant agree with Lender that Tenant shall pay rent due under the Lease directly to Lender upon Tenant’s receipt of written notice from Lender directing Tenant to do the same, and Landlord hereby irrevocably authorizes and directs Tenant to make all such payments to Lender. In such event, Tenant shall have no liability whatsoever to Landlord for any payments made in accordance with Lender’s notice.

7. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns.

8. This Agreement shall be governed by and construed in accordance with the laws of the jurisdiction in which the Property is located.

9. This Agreement may not be changed, amended or modified in any manner other than by an agreement in writing specifically referring to this Agreement and executed by the parties hereto.

10. This Agreement may be executed in counterparts. If any provision of this Agreement shall be invalid or unenforceable, the validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

11. Tenant agrees that:

(a) neither the officers, nor the directors, employees, agents or shareholders of Lender shall be personally liable hereunder; and

(b) Tenant and all others shall look solely to the interest of Lender or any other Successor Landlord in the Property for the payment of any claim hereunder.

12. Lender’s address for notices shall be:

Attention:

with a copy to:

Attention:

Tenants address for notices shall be:

Attention:

with a copy to:

Attention:

Landlord’s address for notice shall be:

Attention:

with a copy to:

Attention:

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the day and year first above written.

LENDER:
COMMERCE BANK, N.A.

By:

Name:
Title:

TENANT:
ANTARES PHARMA, INC.

By:

Name:
Title:

LANDLORD:
250 PHILLIPS ASSOCIATES L.L.C.

By:

Name:
Title:

ACKNOWLEDGMENTS

[INSERT THREE (3) STATE SPECIFIC NOTARY BLOCKS]

SCHEDULE A

Legal Description